Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

April 8, 2026

between

PERMA-PIPE INTERNATIONAL HOLDINGS, INC.

as the Borrower

The other Loan Parties Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Lender

i

ii

SCHEDULES:

Schedule 3.05 – Properties

Schedule 3.12 – Material Agreements Schedule 3.14 – Insurance

Schedule 3.15 – Capitalization and Subsidiaries

Schedule 5.15 – Post Closing Requirements

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.10 – Existing Restrictions

EXHIBITS:

Exhibit A – [Reserved]

Exhibit B - Borrowing Base Certificate

Exhibit C - Compliance Certificate

Exhibit D - Joinder Agreement

iii

CREDIT AGREEMENT dated as of April 8, 2026 (as it may be amended, restated, amended and restated, supplemented or modified from time to time, this “Agreement”), between PERMA-PIPE INTERNATIONAL HOLDINGS, INC., a Delaware corporation, as Borrower, the other Loan Parties party hereto, and JPMORGAN CHASE BANK, N.A., as Lender.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account” has the meaning assigned to such term in the U.S. Security Agreement or the applicable Collateral Document, as the case may be.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party or Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger, amalgamation or otherwise or(b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person(other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted Term SOFR Rate” means, with respect to any SOFR Loan for any Interest Period, an interest rate per annum equal to (i) the Term SOFR Rate in effect for such Interest Period plus (ii) the SOFR Adjustment.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person. For greater certainty, any reference to an Affiliate of the Lender or any other Secured Party shall include a domestic or foreign branch of such Person.

“Alternate Rate” has the meaning assigned to such term in Section 2.12(c).

“Ancillary Document” has the meaning assigned to it in Section 8.06(b).

“Annual Budget” has the meaning assigned to such term in Section 5.01(e).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries or Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable EBITDA” means, at any time, Consolidated EBITDA for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP as of the end of the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)).

“Applicable Rate” means, for any day, with respect to any CBFR Loan or SOFR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “CBFR Spread”, “SOFR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date; provided that until the delivery to the Lender of the Financial Statements pursuant to Section 5.01(a) or (b) for the second full fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 3:

Leverage Ratio	CBFR Spread	SOFR Spread	Commitment Fee Rate
Category 1 < 1.00 to 1.00	1.50%	2.50%	0.20%
Category 2 ≥ 1.00 to 1.00 but < 2.00 to 1.00	1.75%	2.75%	0.25%
Category 3 ≥ 2.00 to 1.00	2.00%	3.00%	0.30%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Borrower, based upon the Financial Statements delivered pursuant to Section 5.01(a) or (b) for such fiscal quarter and (b) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date that is three (3) Business Days after the date of delivery to the Lender of such Financial Statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that at the option of the Lender if the Borrower fails to deliver the annual or quarterly Financial Statements required to be delivered by it pursuant to Section 5.01(a) or (b), the Leverage Ratio shall be deemed to be in Category 3 during the period from the expiration of the time for delivery thereof until the third Business Day following the date on which such consolidated financial statements are delivered.

If at any time the Lender determines that the Financial Statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), or any ratio or compliance information in a Compliance Certificate or other certification (x) was incorrectly calculated, (y) relied on incorrect information or (z) was otherwise not accurate, true or correct, the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such Financial Statements, Compliance Certificate or other information had been accurate and/or computed correctly at the time they were delivered.

“Approved Borrower Portal” has the meaning assigned to it in Section 8.21(a).

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Revolving Commitment and (ii) the Borrowing Base minus (b) the Revolving Exposure.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitment.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Subsidiary by the Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services and cash pooling services).

“Banking Services Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor thereto, as hereafter amended.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, conservator, trustee, monitor, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“BDC Priority Agreement” means the Priority Agreement, dated as of the Effective Date, among Business Development Bank of Canada, as BDC, Perma-Pipe Canada Ltd., as customer, and Lender, as lender, which shall be in form and substance acceptable to Lender in its Permitted Discretion and whereby Business Development Bank of Canada shall subordinate its rights and security interests to the rights and interest of the Lender in all of inventory, machinery, equipment, accounts receivable and other assets of Perma-Pipe Canada Ltd., as amended, restated or otherwise modified from time to time in accordance with its terms.

“Benchmark” means, initially, the Term SOFR Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Rate, then “Benchmark” means the Alternate Rate to the extent that such Alternate Rate has replaced such prior benchmark rate pursuant to clause (c) of Section 2.12.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Term SOFR Rate:

(i)

a public statement or publication of information by or on behalf of the CME Term SOFR Administrator (or any successor administrator of the Term SOFR Rate, or the published component used in the calculation thereof) announcing that such CME Term SOFR Administrator (or any successor administrator of the Term SOFR Rate, or the published component used in the calculation thereof) has ceased or will cease to provide the Term SOFR Rate (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Term SOFR Rate (or such component thereof); or

(ii)

a public statement or publication of information by the NYFRB, the Federal Reserve Board, or, as applicable, the regulatory supervisor for the CME Term SOFR Administrator, an insolvency official with jurisdiction over the CME Term SOFR Administrator, a resolution authority with jurisdiction over the CME Term SOFR Administrator, or a court or an entity with similar insolvency or resolution authority over the CME Term SOFR Administrator, in each case, which states that the CME Term SOFR Administrator (or any successor administrator of the Term SOFR Rate, or the published component used in the calculation thereof) has ceased or will cease to provide the Term SOFR Rate (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Term SOFR Rate (or such component thereof); or

(iii)

a public statement or publication of information by the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, or the regulatory supervisor for the CME Term SOFR Administrator (or any successor administrator of the Term SOFR Rate, or the published component used in the calculation thereof), announcing that the Term SOFR Rate (or such component thereof) is no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to the Term SOFR Rate if a public statement or publication of information set forth above has occurred with respect to each then-current available tenor of the Term SOFR Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Borrower” means Perma-Pipe International Holdings, Inc., a Delaware corporation.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Lender through an Approved Borrower Portal.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, the sum of (a) 80% of Eligible Accounts at such time, plus (b) 25% of Eligible Inventory, valued at the lower of cost or market value, determined on a first-in-first-out basis, minus (c) Reserves. The Lender may, in its Permitted Discretion, reduce the advance rates set forth above, adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer, in substantially the form of Exhibit B or another form which is acceptable to the Lender in its sole discretion.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be in a form satisfactory to, or provided by, the Lender.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, when used in connection with a SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Canadian Collateral Documents” means (a) the Canadian Security Agreement and (b) all other agreements, instruments and documents executed, delivered or otherwise prepared in connection with this Agreement under the laws of Canada or any province or territory thereof that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other such security agreements, hypothecs, pledge agreements, share charges, deeds of hypothec, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements, registrations, notations and all other written matter whether heretofore, now or hereafter executed by any Loan Party and delivered to the Lender.

“Canadian Dollars” means the lawful currency of Canada.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Canadian Tax Act.

“Canadian Loan Party” means a Loan Party that is incorporated, formed or otherwise organized under the laws of Canada or any territory or province thereof.

“Canadian Pension Event” means (a) the whole or partial withdrawal of a Loan Party or any Subsidiary from a Canadian Pension Plan during a plan year; (b) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; (d) any statutory deemed trust or Lien (except in respect of contribution amounts not yet due), arises in connection with a Canadian Pension Plan; or (e) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of a trustee to administer, any Canadian Pension Plan.

“Canadian Pension Plan” means a pension plan that is covered by the applicable pension standards laws of any jurisdiction in Canada including the Pension Benefits Act (Ontario) and the Canadian Tax Act and that is maintained or sponsored by a Loan Party for employees or former employees in Canada.

“Canadian Priority Payable Reserves” means reserves that the Lender deems necessary or appropriate in its Permitted Discretion for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Lender’s Liens and/or for amounts which may represent costs relating to the enforcement of the Lender’s Liens including, without limitation, (a) any amounts deemed to be held in trust, or held in trust, pursuant to applicable law, (b) any amounts due or which may become due and not paid for wages, salaries, commission or compensation, including vacation pay; (including, amounts protected by section 81.3 of the Bankruptcy and Insolvency Act (Canada) and amounts provided for under the Wage Earners Protection Program Act (Canada)), (c) amounts due and not paid under any legislation relating to workers’ compensation, employment insurance, employee source deductions, employee income tax, sales tax, goods and services tax, value added tax, harmonized sales tax or similar taxes and all contributions under the Canada Pension Plan or the Quebec Pension Plan, all amounts deducted or withheld and not paid and remitted when due under the Canadian Tax Act, amounts currently or past due and not paid for realty, municipal or similar taxes, (d) the aggregate amount of any liabilities of any Loan Party (i) in respect of unpaid or unremitted pension plan contributions, normal cost contributions or special payments under any Canadian Pension Plans (except for contribution amounts not yet due), and (ii) representing any unfunded liability, solvency deficiency or wind-up deficiency (hypothetical or otherwise) with respect to a Canadian Defined Benefit Plan, and (e) similar statutory or other claims, that in each case referred to in clauses (a) through (e) above are secured by Liens, choate or inchoate, ranking or capable of ranking in priority senior to or pari passu with the Lender’s Liens.

“Canadian Security Agreement” means that certain Canadian Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among certain of the Loan Parties and the Lender for the benefit of the Secured Parties and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Lender or the Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Subsidiary” means any Subsidiary that is incorporated, formed or otherwise organized under the laws of Canada or any territory or province thereof.

“Canadian Tax Act” means the Income Tax Act (Canada), as amended.

“Capital Expenditures” means, without duplication, any expenditure or commitment to expend money for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations or finance lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CB Floating Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate and 2.50%. Any change in the CB Floating Rate due to a change in the Prime Rate shall be effective from and including the effective date of such change in the Prime Rate.

“CBFR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the CB Floating Rate.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.

“Change in Control” means the occurrence of any of the following: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 40.0% of the aggregate ordinary voting power or economic interests represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the date of this Agreement, nominated or appointed by the board of directors of the Borrower or (ii) appointed by directors so nominated or appointed; (c) the acquisition of direct or indirect Control of the Borrower by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof); or (d) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing).

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by the Lender (or, for purposes of Section 2.13(b), by any lending office of the Lender or by the Lender’s holding company, if any) with any request, rules, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 8.16.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, and (b) any commitment, refers to whether such commitment is a Revolving Commitment.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Lender, on behalf of the Secured Parties, to secure the Secured Obligations; provided that the Collateral shall not include any Excluded Property.

“Collateral Access Agreement” has the meaning assigned to such term in the applicable Collateral Document.

“Collateral Documents” means, collectively, the U.S. Collateral Documents and the Canadian Collateral Documents.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate of a Financial Officer in substantially the form of Exhibit C or any other form approved by the Lender.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period:

(a)    increased by, without duplication and to the extent deducted (but not excluded or added back) in determining Consolidated Net Income for such period, the sum of:

(i)	Consolidated Interest Expense for such period; plus

(ii)	income tax expense for such period net of tax refunds; plus

(iii)	all amounts attributable to depreciation and amortization expense for such period; plus

(iv)	any unusual or non-recurring non-cash charges for such period (but excluding any non- cash charge in respect of an item that was included in Consolidated Net Income in a prior period); plus

(v)

any non-recurring fees, cash charges and other cash expenses made or incurred during such period in connection with (A) the Transactions to occur on the Effective Date, (B) amendments, waivers or other modifications in respect of the Loan Documents and (C) Permitted Acquisitions, investments, Dispositions or the incurrence or issuance of Indebtedness or Equity Interests, in each case for this clause (C), consummated during such period and to the extent such transaction is permitted hereunder; and

(b)    decreased by, without duplication and to the extent included in Consolidated Net Income for such period, the sum of:

(i)	any unusual or non-recurring gains or income for such period; plus

(ii)	any non-cash gains or items of income for such period; plus

(iii)	all cash payments made during such period on account of non-cash charges that were accruals or reserves added to Consolidated Net Income pursuant to clause (a)(iv) above in a prior period; plus

(iv)

refunds of Taxes based on income or profits or capital, plus franchise taxes, plus foreign withholding taxes and foreign unreimbursed value added taxes and tariffs, of the Borrower and its Subsidiaries for such period (including, in each case, of any penalties and interest related to such taxes or arising from tax examinations), all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charges” means, for any period, without duplication, the sum of (i) cash Consolidated Interest Expense, plus (ii) scheduled principal payments on Indebtedness (determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period), plus (iii) expense for taxes paid in cash, plus (iv) Restricted Payments paid in cash, plus (v) Capital Lease Obligation payments, in each case, for such period, and all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates, to the extent such net costs are allocable to such period in accordance with GAAP), calculated for the Borrower and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) determined for the Borrower and its Subsidiaries, on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated or amalgamated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any Subsidiary has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Assets” means, at any date, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Funded Indebtedness” means, at any date, the aggregate principal amount of total Indebtedness of the Borrower and its Subsidiaries on a consolidated basis, minus the sum of (a) accounts payable arising from the purchase of goods and services in the ordinary course of business, (b) accrued expenses or losses and (c) deferred revenues or gains, determined for the Borrower and its Subsidiaries on a consolidated basis at such date, in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any Sale and Leaseback Transaction and any issuance of Equity Interests by a subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior Payment in Full of the Loans and all other Obligations (other than unasserted contingent indemnification obligations that by their terms survive)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Stock and other than as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior Payment in Full of the Loans and all other Obligations (other than unasserted contingent indemnification obligations that by their terms survive)), in whole or in part, or (c) is or becomes automatically or at the option of the holder convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of clauses (a), (b) and (c), prior to the date that is ninety-one (91) days after the latest Maturity Date in effect at the time of issuance; provided that if such Equity Interests are issued to any current or former employees, consultants, directors, officers or members of management or pursuant to a plan for the benefit of current or former employees, consultants, directors, officers or members of management of the Borrower or its Subsidiaries or by any such plan to such current or former employees, consultants, directors, officers or members of management, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’, consultants’, directors’, officers’ or management members’ termination, death or disability.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Document” has the meaning assigned to such term in the applicable Collateral Document.

“Dollars”, “dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Dormant Domestic Subsidiaries” means (a) MM Niles Corporation, a Delaware corporation, and (b) Midwesco Filter Resources, Inc., a Delaware corporation, in each case, so long as such Subsidiary (i) remains an inactive Subsidiary with no operations or material obligations in substantially the same manner as such Subsidiary exists as of the Effective Date, (ii) does not own or exclusively license (or own or control the Equity Interests of any Person that owns or exclusively licenses) any intellectual property or other assets that are material to the business of the Borrower and its Subsidiaries continues and (iii) does not provide any shared services or other services to the Borrower or any of its Subsidiaries; provided that, notwithstanding the foregoing, the Borrower may, in its sole discretion, irrevocably elect by written notice to the Lender that any such Subsidiary cease to constitute a Domestic Dormant Subsidiary and, upon receipt by the Lender of such written notice, such Subsidiary shall cease to constitute an Excluded Subsidiary and, following the satisfaction of the applicable requirements set forth in Section 5.14, such Subsidiary shall constitute a Subsidiary Guarantor.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for any Loan Party, and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Lender and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means, at any time, the Accounts of the Loan Parties which the Lender determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Lender’s discretion provided herein, Eligible Accounts shall not include any Account:

(a)    which is not subject to a first priority perfected security interest in favor of the Lender;

(b)    which is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Lender;

(c)    (i) which is unpaid more than 90 days after the date of the original invoice therefor, or (ii) which has been written off the books of the applicable Loan Party or otherwise designated as uncollectible;

(d)    which is owing by an Account Debtor for which more than 25% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e)    which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 25% of the aggregate amount of Eligible Accounts;

(f)    with respect to which any covenant, representation or warranty contained in this Agreement or in any applicable Collateral Document has been breached or is not true;

(g)    which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Lender which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the applicable Loan Party’s completion of any further performance or delivery (or otherwise constitutes unearned or deferred income or revenue), (v) represents a sale on a bill-and- hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest or costs in excess of billing;

(h)    for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by the Loan Parties or if such Account was invoiced more than once;

(i)    with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j)    which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver and manager, custodian, trustee, monitor, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, receiver and manager, custodian, trustee, monitor or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal or other applicable bankruptcy or debtor relief laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k)    which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l)    which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S. or the District of Columbia, Canada, or any province of Canada unless, in any such case, such Account is backed by a Letter of Credit acceptable to the Lender which is in the possession of, and is directly drawable by, the Lender;

(m)    which is owed in any currency other than Dollars or Canadian Dollars;

(n)    which is owed by (i) any government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S., unless such Account is backed by a Letter of Credit acceptable to the Lender which is in the possession of, and is directly drawable by, the Lender, or (ii) any government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Lender in such Account, have been complied with to the Lender’s satisfaction;

(o)    which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(p)    which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(q)    which is subject to any counterclaim, deduction, defense, setoff, contra account, debit memo, credit, allowance, adjustment or dispute;

(r)    which is evidenced by any promissory note, chattel paper or instrument;

(s)    which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless the applicable Loan Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(t)    with respect to which the applicable Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business but only to the extent of any such reduction, or any Account which was partially paid and the applicable Loan Party created a new receivable for the unpaid portion of such Account;

(u)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, provincial, territorial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Federal Reserve Board;

(v)    which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than the Loan Parties has or has had an ownership interest in such goods, or which indicates any party other than the Loan Parties as payee or remittance party;

(w)    which was created on cash on delivery terms; or

(x)    which the Lender determines may not be paid by reason of the Account Debtor’s inability to pay or which the Lender otherwise determines is unacceptable for any reason whatsoever.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrower shall notify the Lender thereof on and at the time of submission to the Lender of the next Borrowing Base Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Lender’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Account.

“Environmental Complaint” means any notice of violation, request for information or notification that any Loan Party or Subsidiary is potentially responsible for investigation or cleanup of environmental conditions at any real property, any demand letter or complaint, order, citation or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting any real property or any Loan Party’s or Subsidiary’s interest therein or the operations or the business of any Loan Party or Subsidiary.

“Eligible Inventory” means, at any time, the Inventory of the Loan Parties which the Lender determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans and the issuance of Letters of Credit. Without limiting the Lender’s discretion provided herein, Eligible Inventory shall not include any Inventory:

(a)    which is not subject to a first priority perfected Lien in favor of the Lender;

(b)    which is subject to any Lien other than (i) a Lien in favor of the Lender and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Lender;

(c)    which is, in the Lender’s opinion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d)    with respect to which any covenant, representation or warranty contained in this Agreement or in any applicable Collateral Document has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e)    in which any Person other than the Loan Parties shall (i) have any direct or indirect ownership, interest or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f)    which is finished goods or which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(g)    which is not located in the U.S. or Canada or is in transit with a common carrier from vendors and suppliers;

(h)    which is located in any location leased by a Loan Party unless (i) the lessor has delivered to the Lender a Collateral Access Agreement or (ii) a Reserve for rent, charges and other amounts due or to become due with respect to such facility has been established by the Lender in its Permitted Discretion;

(i)    which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless such warehouseman or bailee has delivered to the Lender a Collateral Access Agreement and such other documentation as the Lender may require;

(j)    which is being processed offsite at a third party location or outside processor, or is in transit to or from such third party location or outside processor;

(k)    which is a discontinued product or component thereof;

(l)    which is the subject of a consignment by a Loan Party as consignor;

(m)    which is perishable;

(n)    which contains or bears any intellectual property rights licensed to a Loan Party unless the Lender is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties, other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(o)    which is not reflected in a current perpetual inventory report of the applicable Loan Party;

(p)    for which reclamation rights have been asserted by the seller;

(q)    which has been acquired from a Sanctioned Person;

(r)    which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Federal Reserve Board; or

(s)    which the Lender otherwise determines is unacceptable for any reason whatsoever.

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrower shall notify the Lender thereof on and at the time of submission to the Lender of the next Borrowing Base Certificate.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, Release or threatened Release of any Hazardous Material or (iv) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in the applicable Collateral Document.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical status, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Account” means (a) any deposit account, securities account or commodities account that is (x) an Excluded Trust Account, (y) a zero balance account, or (z) an escrow account maintained solely for the benefit of third parties as cash collateral for obligations owing to such third parties or to establish or maintain escrow amounts for third-parties pursuant to transactions permitted hereunder or (b) other deposit account maintained in the ordinary course of business containing petty cash amounts that do not exceed at any time $100,000 for any individual account and $500,000 in the aggregate for all such accounts under this clause (b).

“Excluded Property” means:

(i)    property and assets to the extent that the Lender may not validly possess a security interest therein under, or such security interest is restricted by, applicable laws or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization that has not been obtained, in each case, other than proceeds thereof and other than to the extent such prohibition or limitation is rendered ineffective under the UCC, the PPSA or other applicable law notwithstanding such prohibition;

(ii)    assets of and Equity Interests in any Person (other than a Loan Party or a wholly- owned Subsidiary) to the extent a security interest is not permitted to be granted by the terms of such Person’s organizational documents or joint venture documents (including, without limitation, Perma-Pipe Gulf Arabia Industry LLC, a Saudi Arabian limited liability company, to the extent such Person continues to be a joint venture as in effect on the Effective Date), in each case, to the extent such prohibition (A) is not rendered unenforceable pursuant to the UCC, the PPSA or other applicable law notwithstanding such prohibition, (B) was in effect as of the Effective Date or at the time such Person became a subsidiary of the Borrower and (C) was not effected solely for the purpose of avoiding the requirements of the Loan Documents;

(iii)    leases, licenses or permits or agreements to the extent that, and so long as, a grant of a security interest therein, or in the property or assets that secure the underlying obligations with respect thereto (A) is prohibited by applicable law, other than to the extent such prohibition is rendered ineffective under the UCC, the PPSA or other applicable law notwithstanding such prohibition, or (B) would violate or invalidate such lease, license, permit or agreement, or create a right of termination in favor of, or require the consent of, any other party thereto (other than the Borrower or any of its Subsidiaries or any Affiliate thereof) that has not been obtained (in each case, after giving effect to the relevant provisions of the UCC, the PPSA or other applicable laws), in each case, other than the proceeds thereof, and only to the extent that and for so long as such limitation on such pledge or security interest is otherwise permitted under the Loan Documents;

(iv)    any off-the-shelf software, any shrink-wrap licenses or any other ordinary course licenses in which any Loan Party is a licensee;

(v)    Margin Stock;

(vi)    any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(vii)    any Excluded Account;

(viii)    Equity Interests in any Excluded Subsidiary; and

(ix)    other assets if, and for so long as, in each case, reasonably agreed by the Lender, the cost of creating or perfecting such pledges or security interests in such assets exceed the practical benefits to be obtained by the Lender therefrom.

Notwithstanding the foregoing, “Excluded Property” shall not include proceeds, substitutions or replacements of any Excluded Property unless such proceeds, substitutions or replacements would independently constitute Excluded Property.

“Excluded Subsidiary” means: (i) any Immaterial Foreign Subsidiary; (ii) any Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary, (iii) any Dormant Domestic Subsidiary; and (iv) any other Subsidiary to the extent the Lender reasonably determines that the cost and/or burden of obtaining the Guarantee of such Subsidiary outweigh the benefit to the Lender or to the extent such Subsidiary is not required to provide a Guarantee as further provided in Section 5.14(e). Notwithstanding the foregoing, no Subsidiary shall constitute an Excluded Subsidiary if (either at the time of designation or thereafter) (x) the primary purpose of such designation is (A) to evade the collateral or guarantee requirements under the Loan Documents for such Subsidiary with no other justifiable business purpose, or (B) to raise (or to facilitate the raising of) capital for (or any parent of) the Borrower or its Subsidiaries, (y) such Subsidiary Guarantees or otherwise provides security or other credit support for any Material Indebtedness or Subordinated Indebtedness of the Borrower or any of its Subsidiaries or (z) such Subsidiary owns or exclusively licenses (or owns or controls the Equity Interests of any Person that owns or exclusively licenses) any intellectual property or other assets that are material to the business of the Borrower and its Subsidiaries.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan, Letter of Credit or Revolving Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan, Letter of Credit or Revolving Commitment or (ii) the Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender acquired the applicable interest in such Loan, Letter of Credit or Revolving Commitment or to the Lender immediately before it changed its lending office and (c) any withholding Taxes imposed under FATCA.

“Excluded Trust Account” means any (a) deposit account the balance of which consists exclusively of (i) withheld income taxes and federal, state, provincial, territorial or local taxes required to be paid to any Governmental Authority with respect to employees of any Loan Party or any Subsidiary thereof or (ii) amounts required to be paid over to an employee benefit plan pursuant to U.S. Department of Labor Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of any Loan Party or any Subsidiary thereof, and (b) segregated deposit account constituting (and the balance of which consists solely of funds set aside in connection with) a payroll account, trust account or account dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of any Loan Party or any Subsidiary thereof, in each case for all of the foregoing, maintained in the ordinary course of business.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Statements” has the meaning assigned to such term in Section 5.01.

“Fixed Charge Coverage Ratio” means, for any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated EBITDA for such period, minus Maintenance Capital Expenditures for such period, to (b) Consolidated Fixed Charges for such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP; provided that, for the purposes of determining the Fixed Charge Coverage Ratio for any fiscal quarter ending on or prior to January 31, 2027, Consolidated Fixed Charges described in clauses (i), (ii) and (v) of such definition, in each case, shall be calculated by multiplying the actual amount of such items for the period from May 1, 2026 through the last day of the applicable fiscal quarter by (A) 4, with respect to the fiscal quarter ending July 31, 2026, (B) 2, with respect to the fiscal quarter ending October 31, 2026, and (C) 4/3, with respect to the fiscal quarter ending January 31, 2027.

“Flood Insurance Requirements” means the Lender has received evidence indicating whether the improvements or any part thereof on any real property required to be subject to a Lien in favor of the Lender are or will be located within a “Special Flood Hazard Area” as designated on maps prepared by the Federal Emergency Management Agency, and, if so, a flood notification form signed by the Borrower and evidence that a flood insurance policy or policies are in place for such improvements on the property and contents or other Collateral, as applicable, all in form, substance and amount satisfactory to the Lender and at a minimum in compliance with applicable Flood Laws.

“Flood Laws” means the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994, the Biggert-Waters Flood Insurance Act of 2012, as such statutes may be amended or re-codified from time to time, any substitutions, any regulations promulgated under such Flood Laws, and all other legal requirements relating to flood insurance.

“Fixtures” has the meaning assigned to such term in the U.S. Security Agreement.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate. For the avoidance of doubt the initial Floor for the Term SOFR Rate shall be 0%.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the U.S., Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Guaranteed Obligations” means (i) with respect to the Borrower, the Specified Ancillary Obligations and (ii) with respect to any Subsidiary Guarantor, the Secured Obligations, and, in each case, all costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Lender in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations; provided that, in each case, the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.

“Hazardous Discharge” means any Release or threat of Release of a reportable quantity of any Hazardous Materials at any real property owned or leased by any Loan Party or Subsidiary.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum product or by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide or any other agricultural chemical, any flammable explosive, urea formaldehyde foam insulation or methane, or any other Hazardous Wastes, Toxic Substances or other materials, in each case, subject to regulation under any Environmental Laws.

“Hazardous Wastes” means all waste materials subject to regulation under CERCLA, RCRA or applicable state, provincial or territorial law or any other Environmental Law, and any other applicable federal, state, provincial or territorial laws or other Environmental Laws now in force or hereafter enacted relating to hazardous waste disposal.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Immaterial Foreign Subsidiary” means, at any time of determination, any Foreign Subsidiary that is not a Material Foreign Subsidiary.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, demand guarantees and similar independent undertakings, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any earn-out (which for all purposes of this Agreement, other than the definition of Consolidated Total Funded Indebtedness, shall be valued at the maximum potential amount payable with respect to each such earn-out, and with respect to the definition of Consolidated Total Funded Indebtedness, shall be valued in accordance with GAAP), (l) any other Off- Balance Sheet Liability, (m) all Disqualified Stock of such Person and (n) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes. “Indemnitee” has the meaning assigned to such term in Section 8.03(c).

“Information” has the meaning assigned to such term in Section 8.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06, which shall be in a form satisfactory to, or provided by, the Lender.

“Interest Payment Date” means (a) with respect to any CBFR Loan, the first Business Day of each calendar quarter and the Revolving Credit Maturity Date and (b) with respect to any SOFR Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Revolving Credit Maturity Date.

“Interest Period” means, with respect to SOFR Loans, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case subject to availability), as the Borrower may elect; provided that (a) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) no Interest Period may extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the U.S. Security Agreement or the applicable Collateral Document, as the case may be.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D or any other form approved by the Lender.

“LC Collateral Account” has the meaning assigned to such term in Section 2.04(h).

“LC Disbursement” means any payment made by the Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower.

“Lender” means JPMorgan Chase Bank, N.A., its successors and assigns.

“Lender Related Person” has the meaning assigned to it in Section 8.03(b).

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.04(b).

“Letters of Credit” means the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Leverage Ratio” means, on any date, the ratio of (a) Consolidated Total Funded Indebtedness on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on or most recently prior to such date, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Liabilities” mean all claims (including intraparty claims), actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothec, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means, collectively, this Agreement, each promissory note issued pursuant to this Agreement, each Letter of Credit Agreement, each Collateral Document, the BDC Priority Agreement, each Compliance Certificate, the Loan Guaranty and each other agreement, fee letter, instrument, document and certificate executed and delivered to, or in favor of, the Lender and including each other pledge, power of attorney, consent, assignment, contract, notice, letter of credit agreement, letter of credit applications, and each other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Lender in connection with this Agreement or the commercial lending facility made available hereunder. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party.

“Loan Guaranty” means Article IX of this Agreement.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Guarantors and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lender pursuant to this Agreement.

“Maintenance Capital Expenditures” means, for any period, all Capital Expenditures for such period made in the ordinary course of business solely to replace, or repair or maintain the current working condition of, existing equipment and facilities of the Borrower and its Subsidiaries, as determined by the Borrower in good faith and consistent with historical practice, calculated for the Borrower and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its Obligations, (c) the Collateral, or the Lender’s Liens (on behalf of itself and the other Secured Parties) on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Lender under any of the Loan Documents.

“Material Foreign Subsidiary” means each Foreign Subsidiary (together with its Subsidiaries) (i) which, as of the end of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered (or are required to have been delivered) pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), contributed greater than five percent (5.0%) of Consolidated EBITDA for such period or (ii) which contributed greater than five percent (5.0%) of Consolidated Total Assets as of the end of such most recent fiscal quarter; provided that, if at any time the aggregate amount of Consolidated EBITDA or Consolidated Total Assets attributable to all Foreign Subsidiaries that are not Material Foreign Subsidiaries exceeds ten percent (10.0%) of Consolidated EBITDA for any such period or ten percent (10.0%) of Consolidated Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days, the Lender) shall designate sufficient Foreign Subsidiaries as “Material Foreign Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Foreign Subsidiaries. Notwithstanding the foregoing, Perma-Pipe Canada Ltd. shall constitute a Material Foreign Subsidiary at all times.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $500,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any of its Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Rate” has the meaning assigned to such term in Section 8.16.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of- pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other Disposition of an asset (including pursuant to a Sale and Leaseback Transaction or a casualty or a taking by eminent domain, condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Lender from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Obligated Party” has the meaning assigned to such term in Section 9.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to the Lender or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Original Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Taxes (other than a connection arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan, Letter of Credit, or any Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Paid in Full” or “Payment in Full” means, (i) the indefeasible payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (ii) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Lender of a cash deposit in Dollars, or at the discretion of the Lender a back up standby letter of credit satisfactory to the Lender, in an amount equal to 105% of the LC Exposure as of the date of such payment), (iii) the indefeasible payment in full in cash of the accrued and unpaid fees, (iv) the indefeasible payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (v) the termination of the Revolving Commitment, and (vi) the termination of the Swap Agreement Obligations and the Banking Services Obligations or entering into other arrangements satisfactory to the Secured Parties counterparties thereto.

“Participant” has the meaning assigned to such term in Section 8.04(c).

“Participant Register” has the meaning assigned to such term in Section 8.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by any Loan Party in a transaction that satisfies each of the following requirements:

(a)	such Acquisition is not a Hostile Acquisition;

(b)

the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;

(c)

both before and immediately after giving effect (including giving effect on a pro forma basis) to such Acquisition and any Indebtedness incurred or assumed in connection therewith, (i) each of the representations and warranties in the Loan Documents is true and correct (except any such representation or warranty which relates to a specified prior date, which representation and warranty shall be true and correct as of such prior date) and (ii) no Default or Event of Default then exists or would result therefrom;

(d)

as soon as available, but not less than thirty (30) days prior to such Acquisition, the Borrower has provided the Lender (i) notice of such Acquisition, (ii) a copy of all business and financial information reasonably requested by the Lender including pro form a financial statements and statements of cash flow, and (iii) if the total consideration in connection with such Acquisition is equal to or exceeds $1,000,000, a quality of earnings report for the business and/or Persons acquired in connection with such Acquisition prepared by an accounting firm of national reputation (or otherwise acceptable to the Lender) in form and substance reasonably satisfactory to the Lender;

(e)

the aggregate consideration paid or payable (including without limitation, all transaction costs, any management fees, assumed Indebtedness and liabilities incurred, assumed or reflected on a consolidated balance sheet of the Borrower and its Subsidiaries after giving effect to such Acquisition and the maximum amount (to the extent such maximum amount is stated, and if not stated, then the reasonably anticipated amount) of all earn-out obligations, seller notes and other deferred payments) in respect of all Permitted Acquisitions of Subsidiaries that do not constitute Loan Parties and assets that do not constitute Collateral shall not exceed $10,000,000 during the term of this Agreement;

(f)

both before and immediately after giving effect (including giving effect on a pro forma basis) to such Acquisition and any Indebtedness incurred or assumed in connection therewith, (i) the Borrower is in compliance with the financial covenants set forth in Section 6.12 and (ii) the Leverage Ratio shall not be greater than 2.50 to 1.00;

(g)

if such Acquisition is an acquisition of the Equity Interests of a Person, such Acquisition is structured so that the acquired Person shall become a wholly-owned Subsidiary of a Loan Party pursuant to the terms of this Agreement;

(h)	if such Acquisition is an acquisition of assets, such Acquisition is structured so that a Loan Party shall acquire such assets;

(i)	if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U;

(j)

if such Acquisition involves a merger, amalgamation or a consolidation involving any Loan Party, such Loan Party shall be the surviving entity (provided that any such merger or consolidation involving the Borrower shall result in the Borrower as the surviving entity);

(k)

no Loan Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could have a Material Adverse Effect;

(l)

in connection with an Acquisition of the Equity Interests of any Person, all Liens on any property of such Person shall be terminated unless the Lender in its sole discretion consents otherwise, and in connection with an Acquisition of the assets of any Person, all Liens on such assets shall be terminated;

(m)	all actions required to be taken with respect to any newly acquired or formed Subsidiary of a Loan Party required under Section 5.14 shall have been taken; and

(n)	the Borrower shall have delivered to the Lender the final executed documentation relating to such Acquisition promptly following the consummation thereof.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Intercompany Activities” means physical and notional cash pooling arrangements entered into in the ordinary course of business and consistent with past practices between or among the Borrower and its Subsidiaries (other than Excluded Subsidiaries) to facilitate payroll, cash management, purchasing, insurance and hedging arrangements in connection with the ownership or operation of the business of the Borrower and its Subsidiaries (other than Excluded Subsidiaries).

“Permitted Investments” means:

(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.), in each case maturing within one year from the date of acquisition thereof;

(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)    investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“PPSA” means the Personal Property Security Act (Ontario), including the regulations thereto, provided that if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder or under any other Loan Document on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction in Canada other than the Province of Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction in Canada for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Lender) or any similar release by the Federal Reserve Board (as determined by the Lender). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 8.20.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Stock” of any Person means Equity Interests of such Person other than Disqualified Stock of such Person.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended, modified or supplemented from time to time.

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.

“Relevant Governmental Body” means the Federal Reserve Board or the NYFRB, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board or the NYFRB, or, in each case, any successor thereto.

“Report” means reports prepared by the Lender or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after the Lender has exercised its rights of inspection pursuant to this Agreement.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reserves” means any and all reserves which the Lender deems necessary, in its Permitted Discretion, to maintain with respect to the Collateral or any Loan Party, including, without limitation, Canadian Priority Payable Reserves.

“Responsible Officer” means the president, Financial Officer or other authorized officer of the Borrower.

“Restricted Payment” means, as the case may be, (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests or (b) any Disposition (whether by way of any investment, loan, advance, Lien, sale, conveyance, transfer or other Disposition, and whether in a single transaction or a series of transactions, and whether directly or indirectly) of cash by any Loan Party in, to or for the benefit of any Excluded Subsidiary.

“Revolving Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Revolving Commitment” means the commitment of the Lender to make Revolving Loans and issue Letters of Credit hereunder, as such commitment may be reduced from time to time pursuant to Section 2.07. The initial amount of the Lender’s Revolving Commitment is $18,000,000.

“Revolving Credit Maturity Date” means October 7, 2027 (if the same is a Business Day, or if not then the immediately next succeeding Business Day), or any earlier date on which the Revolving Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Revolving Exposure” means, at any time, the sum of the aggregate outstanding principal amount of the Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Government of Canada, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).

“Sanctions” means all economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, the Canadian Government or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations, and (ii) Swap Agreement Obligations owing to the Lender or its Affiliates; provided, that the definition of “Secured Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.

“Secured Parties” means (a) the Lender, (b) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (c) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (d) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (e) the successors and assigns of each of the foregoing.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Adjustment” means 0.10% per annum.

“SOFR Borrowing” means any Borrowing bearing interest at the Adjusted Term SOFR Rate.

“SOFR Loan” means any Loan bearing interest at the Adjusted Term SOFR Rate.

“Specified Ancillary Obligations” means all obligations and liabilities (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any of the Subsidiaries, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, to the Lender or any of its Affiliates in respect of any Swap Agreement Obligations or any Banking Services Obligations.

“Statements” has the meaning assigned to such term in Section 2.16(d).

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person, the payment of which is subordinated to payment of all or any portion of the Secured Obligations to the written satisfaction of the Lender.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, unlimited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or of any other Loan Party, as applicable.

“Subsidiary Guarantors” means the Subsidiaries of the Borrower party hereto as Subsidiary Guarantors as of the Effective Date and any other Subsidiary of the Borrower that becomes a party to this Agreement pursuant to a Joinder Agreement, in each case, to the extent such Subsidiary has not ceased to be a Subsidiary Guarantor pursuant to Section 9.08; provided that in no event shall any Excluded Subsidiary constitute a Subsidiary Guarantor.

“Supported QFC” has the meaning assigned to it in Section 8.20.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or any option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with the Lender or an Affiliate of the Lender, and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with the Lender or an Affiliate of the Lender.

“Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR Rate” means, with respect to any SOFR Borrowing, such reference rate as is published by the CME Term SOFR Administrator at approximately 5:00 a.m., Chicago time, two Business Days prior to the commencement of such tenor comparable to the applicable Interest Period; such rate being the rate per annum determined by the Lender as the forward-looking term rate based on SOFR; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be the Floor for the purposes of this Agreement.

“Toxic Substance” means and includes any material present on any real property owned or leased by any Loan Party or any Subsidiary which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§2601 et seq., applicable state or provincial law, or any other applicable Federal, state or provincial laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate or the CB Floating Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Collateral Documents” means, collectively, the U.S. Security Agreement and all other agreements, instruments and documents executed, delivered or otherwise prepared in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now or hereafter executed by any Loan Party and delivered to the Lender.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means (i) for purposes of Sections 3.24 and 6.13 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among certain of the Loan Parties and the Lender for the benefit of the Lender and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 8.20.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party, the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness under Financial Accounting Standards Board Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)    Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05. Interest Rates; Benchmark Notification . The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.12(c) provides a mechanism for determining an alternative rate of interest. The Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Lender and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Alternate Rate) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06. Pro Forma Adjustments. To the extent the Borrower or any Subsidiary (a) makes any acquisition permitted pursuant to Section 6.04 or Disposition of assets outside the ordinary course of business permitted by Section 6.05 during the period of four fiscal quarters of the Borrower most recently ended or (b) consummates any transaction that requires any pro forma calculation as a condition thereto or in connection therewith under the terms of this Agreement or any other Loan Document, then, in each case, (i) the Leverage Ratio and Fixed Charge Coverage Ratio and the definition of Material Foreign Subsidiary, in each case shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the acquisition or the Disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with (but without giving effect to any “management’s adjustments” under) Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer), as if such acquisition, such Disposition or such other transaction (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period, but in all cases (excluding Consolidated Total Assets) subject to the terms and conditions (including any caps or other limitations)set forth in the definition of Consolidated EBITDA and any defined terms used therein, (ii) unless otherwise expressly required hereunder, such pro forma calculation shall be determined by reference to the financial statements for the period of four consecutive fiscal quarters ended on or most recently prior to such calculation for which financial statements have been delivered (or are required to have been delivered) to the Lender pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), and (iii) any such calculation made by reference to, or requiring pro forma compliance with, any of the financial covenants shall be made by reference to the applicable financial covenant levels required under Section 6.12 for the quarter during which such acquisition, Disposition or other transaction was consummated (or, if there is no financial covenant required to be tested during such fiscal quarter, the financial covenant level for the first testing period scheduled to occur after the date of such calculation);provided that, notwithstanding the foregoing, when calculating the Leverage Ratio for purposes of the definition of “Applicable Rate” and when calculating the Leverage Ratio or Fixed Charge Coverage Ratio for purposes of determining compliance with Section 6.12 (other than for the purpose of determining pro forma compliance with Section 6.12 as a condition to taking any action under this Agreement), the foregoing events described in this paragraph that occurred subsequent to the end of the applicable testing period shall not be given pro forma effect.

SECTION 1.07. Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Lender to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lender may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.08 Letters of Credit. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower shall remain in full force and effect until the Lender shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

SECTION 1.09 Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.10 Fiscal Quarters; Fiscal Years. As of the Effective Date, the Borrower has a fiscal year and fiscal quarters not ending on the calendar year and calendar quarters, respectively. For the avoidance of doubt and for so long as such situation exists, when interpreting any provision of this Agreement relating to a fiscal year or fiscal quarter or fiscal period ended at or as of the end of a fiscal year or fiscal quarter of the Borrower, including, without limitation, the financial covenants set forth in Section 6.12, any reference to such a period shall be deemed to refer to the applicable fiscal quarter ending on April 30, July 31, October 31 or January 31, as applicable, of the relevant fiscal year, or the applicable fiscal year ending on January 31.

SECTION 1.11 Quebec Interpretation. For purposes of the interpretation or construction of this Agreement pursuant to the laws of the Province of Quebec, for purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of any other Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, a “reservation of ownership”, “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the PPSA or the UCC shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Liens as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”, (l) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solidarily” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary”, (o) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête-nom”, (p) “easement” shall be deemed to include “servitude”, (q) “priority” shall be deemed to include “prior claim” or "rank", as applicable, (r) “survey” shall be deemed to include “certificate of location and plan”, (s) “fee simple title” and “fee title” shall be deemed to include “right of ownership”, (t) “foreclosure” shall be deemed to include “the exercise of a hypothecary right”, (u) “leasehold interest” shall be deemed to include “valid rights resulting from a lease”, (v) “lease” for personal or movable property shall be deemed to include a “contract of leasing (crédit-bail)”, (x) “deposit account” shall include a “financial account” as defined in Article 2713.6 of the Civil Code of Québec, and (y) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively. The parties hereto confirm that it is their wish that this Agreement and any other Loan Document be drawn up in the English language only and that all other documents contemplated hereunder or relating hereto, including notices, shall also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de credit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisages par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

ARTICLE II

The Credits

SECTION 2.01. Revolving Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans in dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Revolving Exposure exceeding the lesser of (x) the Revolving Commitment and (y) the Borrowing Base. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings.

(a)    Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type.

(b)    Subject to Section 2.12, each Revolving Borrowing shall be comprised entirely of CBFR Loans or SOFR Loans as the Borrower may request in accordance herewith, provided that all Revolving Borrowings made on the Effective Date must be made as CBFR Borrowings but may be converted into SOFR Borrowings in accordance with Section 2.06. The Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.12, 2.13, 2.14 and 2.15 shall apply to such Affiliate to the same extent as to the Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. CBFR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) SOFR Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Credit Maturity Date.

(e)    To the extent the Borrower directs the Lender to remit the proceeds of any Loans hereunder to a Person other than the Borrower, in each such case, the Borrower hereby acknowledges and agrees that (i) all Loans constitute direct obligations of the Borrower, (ii) all Loans are made for the account of the Borrower and (iii) the deposit of the proceeds of the Loans as so provided directly benefits the Borrower

SECTION 2.03. Borrowing Procedures; Requests for Revolving Borrowings.

(a)    To request a Borrowing, the Borrower shall notify the Lender of such request either in writing (delivered by hand or fax) by delivering a Borrowing Request signed by a Responsible Officer of the Borrower or through Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the Lender, (a) in the case of a SOFR Borrowing, not later than 10:00 a.m., New York City time, three (3) Business Days before the date of the proposed Borrowing (or, in the case of any SOFR Borrowing to be made on the Effective Date, such shorter period as agreed by the Lender in its sole discretion), or (b) in the case of a CBFR Borrowing, not later than noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of a CBFR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(d) may be given not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing; provided further that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Lender. Each such Borrowing Request shall be irrevocable. Each such Borrowing Request shall specify the following information in compliance with Section 2.01:

(i)	the Class of Borrowing, the aggregate amount of the requested Borrowing, and a breakdown of the separate wires comprising such Borrowing;

(ii)	the date of such Borrowing, which shall be a Business Day;

(iii)	whether such Borrowing is to be a CBFR Borrowing or a SOFR Borrowing;

(iv)	in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)	the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a CBFR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.04. Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the Lender to issue Letters of Credit and the Lender may, in its sole discretion, agree to issue Letters of Credit, denominated in dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Lender, at any time and from time to time during the Availability Period; provided that the Lender shall not be under any obligation to issue a Letter of Credit that would result in more than a total of 20 Letters of Credit outstanding.

(b)    Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit through Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the Lender) to the Lender (reasonably in advance of the requested date of issuance, amendment, or extension, but in any event no less than three (3) Business Days) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment, or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the Lender and using Lender’s standard form (each, a “Letter of Credit Agreement”). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. To the extent the Lender agrees to issue, amend or extend a Letter of Credit, such Letter of Credit shall be issued, amended, or extended only if (and upon issuance, amendment, or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, or extension (i) the LC Exposure shall not exceed $1,500,000 and (ii) the Revolving Exposure shall not exceed the lesser of (A) the Revolving Commitment and (B) the Borrowing Base.

The Lender shall not be under any obligation to issue, amend or extend any Letter of Credit if:

(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Lender from issuing, amending or extending such Letter of Credit, or any Requirement of Law relating to the Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Lender shall prohibit, or request that the Lender refrain from, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such order, judgment, decree, Requirement of Law, request or directive shall impose upon the Lender with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which the Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Lender in good faith deems material to it; or

(ii)    the issuance, amendment or extension of such Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally.

(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-extension by notice from the Lender to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, including, without limitation, any automatic extension provision, one year after such extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above).

(d)    Reimbursement. If the Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Lender an amount equal to such LC Disbursement not later than 11:00 a.m., New York City time, on (i) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 9:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is received after 9:00 a.m., New York City time, on the day of receipt; provided that, if such LC Disbursement is greater than or equal to $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with a CBFR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting CBFR Revolving Borrowing.

(e)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of any (i) lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Lender nor any of its Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the Lender; provided that the foregoing shall not be construed to excuse the Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Lender (as finally determined by a nonappealable judgment of a court of competent jurisdiction), the Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)    Disbursement Procedures. The Lender shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The Lender shall promptly after such examination notify the Borrower by telephone (confirmed by fax or through Electronic Systems) of such demand for payment if the Lender has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Lender and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Lender with respect to any such LC Disbursement.

(g)    Interim Interest. If the Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to CBFR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is due; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section, then Section 2.11(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Lender.

(h)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Lender demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account or accounts with the Lender, in the name and for the benefit of the Lender (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.09(b). Each such deposit shall be held by the Lender as collateral for the payment and performance of the Secured Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remains outstanding after the expiration date specified in said paragraph (c), the Borrower shall immediately deposit in the LC Collateral Account an amount in cash equal to 105% of such LC Exposure as of such date plus any accrued and unpaid interest thereon. The Lender shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Lender a security interest in the LC Collateral Account and all moneys or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Lender and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Lender for LC Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Lender.

(i)    Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the Lender hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

SECTION 2.05. Funding of Borrowings. The Lender shall make each Loan to be made by it hereunder on the proposed date thereof available to the Borrower by promptly crediting the amounts in immediately available funds, to the Funding Account; provided that CBFR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(d) shall be remitted to the Lender.

SECTION 2.06. Interest Elections.

(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section, the Borrower shall notify the Lender of such election either in writing (delivered by hand or fax) by delivering an Interest Election Request signed by a Responsible Officer of the Borrower or through Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the Lender, by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Lender. Each such Interest Election Request shall be irrevocable.

(c)    Each Interest Election Request (including requests submitted through Electronic System or Approved Borrower Portal) shall specify the following information in compliance with Section 2.02:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be a CBFR Borrowing or a SOFR Borrowing; and

(iv)    if the resulting Borrowing is a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a CBFR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Termination and Reduction of Revolving Commitment.

(a)    Unless previously terminated, the Revolving Commitment shall terminate on the Revolving Credit Maturity Date.

(b)    The Borrower may at any time terminate the Revolving Commitment upon the Payment in Full of the Secured Obligations.

(c)    The Borrower may from time to time reduce the Revolving Commitment; provided that (i) each reduction of the Revolving Commitment shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitment if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the Revolving Exposure would exceed the lesser of the Revolving Commitment and the Borrowing Base.

(d)    The Borrower shall notify the Lender of any election to terminate or reduce the Revolving Commitment under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitment shall be permanent.

SECTION 2.08. Repayment of Loans; Evidence of Debt.

(a)    The Borrower hereby unconditionally promises to pay the Lender the then unpaid principal amount of each Revolving Loan on the Revolving Credit Maturity Date.

(b)    The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

(c)    The Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder.

(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)    The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and in a form approved by the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form.

SECTION 2.09. Prepayment of Loans.

(a)    The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.14.

(b)    In the event and on such occasion that the Revolving Exposure exceeds the lesser of (A) the Revolving Commitment and (B) the Borrowing Base, the Borrower shall prepay the Revolving Loans, and/or LC Exposure (or, if no such Borrowings are outstanding, deposit cash collateral in the LC Collateral Account in an aggregate amount equal to such excess, in accordance with Section 2.04(h)).

(c)    [Reserved].

(d)    All prepayments made pursuant to Section 2.09(a) shall be applied if to prepay such Loans without a corresponding reduction in the Revolving Commitments.

(e)    The Borrower shall notify the Lender by telephone (confirmed by fax) or through Electronic System or an Approved Borrower Portal, in each case, if arrangements for doing so have been approved by the Lender, of any prepayment under this Section: (i) in the case of prepayment of a SOFR Borrowing, not later than 10:00 a.m., New York City time, three (3) Business Days before the date of prepayment, or (ii) in the case of prepayment of a CBFR Borrowing, not later than 10:00 a.m., New York City time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitment as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.11 and (ii) break funding payments pursuant to Section 2.14.

SECTION 2.10. Fees.

(a)    The Borrower agrees to pay to the Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the undrawn portion of the Revolving Commitment of the Lender during the period from and including the Effective Date to but excluding the date on which the Lender’s Revolving Commitment terminates; it being understood that the LC Exposure shall be included in the drawn portion of the Revolving Commitment for purposes of calculating the commitment fee. Commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth (15th) day following such last day and on the date on which the Revolving Commitment terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and last day of each period but excluding the date on which all of the Revolving Commitment terminates).

(b)    The Borrower agrees to pay (i) to the Lender a letter of credit fee with respect to each outstanding Letter of Credit, which shall accrue on the daily maximum amount then available to be drawn under such Letter of Credit at the same Applicable Rate used to determine the interest rate applicable to SOFR Revolving Loans, during the period from and including the Effective Date to but excluding the later of the date on which the Lender’s Revolving Commitment terminates and the date on which the Lender ceases to have any LC Exposure, and (ii) the Lender’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment or extension of any Letter of Credit and other processing fees, and other standard costs and charges, of the Lender relating to Letters of Credit as from time to time in effect. Letter of credit fees accrued through and including the last day of each of March, June, September and December of each year shall be payable on the fifteenth (15th) day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitment terminates and any such fees accruing after the date on which the Revolving Commitment terminates shall be payable on demand. Any other fees payable to the Lender pursuant to this paragraph shall be payable within ten (10) days after demand. All letter of credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

SECTION 2.11. Interest.

(a)    The Loans comprising each CBFR Borrowing shall bear interest at the CB Floating Rate plus the Applicable Rate.

(b)    The Loans comprising each SOFR Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Lender may, at its option, by notice to the Borrower, declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder, in each case, as of the first date that any such Event of Default occurred unless otherwise agreed by the Lender.

(d)    Accrued interest on each Loan (for CBFR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitment; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a CBFR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the CB Floating Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. Any determination of the applicable CB Floating Rate, Adjusted Term SOFR Rate, and Term SOFR Rate, shall be determined by the Lender, and each such determination shall be conclusive absent manifest error.

(f)    For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

SECTION 2.12. Alternate Rate of Interest; Illegality.

(a)    Subject to clause (c) of this Section 2.12, if prior to the commencement of any Interest Period for a SOFR Borrowing:

(i)    the Lender determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate or the Term SOFR Rate, as applicable, for such Interest Period; or

(ii)    the Lender determines the Adjusted Term SOFR Rate or the Term SOFR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loans (or Loan) included in such Borrowing for such Interest Period;

then the Lender shall give notice thereof to the Borrower by telephone, fax or through an Electronic System as provided in Section 8.01 as promptly as practicable thereafter and, until (x) the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.06 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing shall be ineffective and any such SOFR Borrowing shall be repaid or converted into a CBFR Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a SOFR Borrowing, such Borrowing shall be made as a CBFR Borrowing.

(b)    If the Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make, maintain, fund or continue any SOFR Borrowing, or any Governmental Authority has imposed material restrictions on the authority of the Lender to purchase or sell, or to take deposits of, dollars in the interbank offering market, then, on notice thereof by the Lender to the Borrower, any obligations of the Lender to make, maintain, fund or continue SOFR Loans or to convert CBFR Borrowings to SOFR Borrowings will be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from the Lender, either prepay or convert all SOFR Borrowings of the Lender to CBFR Borrowings, either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such SOFR Borrowings to such day, or immediately, if the Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower will also pay accrued interest on the amount so prepaid or converted.

(c)    Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event has occurred, Lender may, by notice to Borrower, amend this Agreement to establish an alternate rate of interest for the Benchmark that gives due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) the then-evolving or prevailing market convention for determining a benchmark rate as a replacement for the then current Benchmark at such time (the “Alternate Rate”); Borrower acknowledges that the Alternate Rate may include a mathematical adjustment using any then- evolving or prevailing market convention or method for determining a spread adjustment for the replacement of the Benchmark (which may include, if any Benchmark already contains such a spread, adding that spread to the Alternate Rate). The Lender may further amend this Agreement by such notice to Borrower to make technical, administrative or operational changes (including, without limitation, changes to the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, the timing of prepayment or conversion notices, the length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that Lender decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of the Alternate Rate. The Alternate Rate, together with all such technical, administrative and operational changes as specified in any notice, shall become effective at the later of (i) the fifth Business Day after Lender has provided notice (including without limitation for this purpose, by electronic means) to the Borrower (the “Objection Date”) and (ii) a date specified by Lender in the notice, without any further action or consent of the Borrower, so long as Lender has not received, by 5:00 pm Eastern time on the Objection Date, written notice of objection to the Alternate Rate from the Borrower. If, on the date the Benchmark actually becomes permanently unavailable pursuant to a Benchmark Transition Event, an Alternate Rate has not been established in this manner, Borrowings will, until an Alternate Rate is so established, bear interest at the CB Floating Rate. In no event shall the Alternate Rate be less than the Floor.

(d)    All determinations by Lender under this Section 2.12 shall be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12.

SECTION 2.13. Increased Costs.

(a)    If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, the Lender; or

(ii)    impose on the Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender or any Letter of Credit; or

(iii)    subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Lender of issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)    If the Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company as a consequence of this Agreement, the Revolving Commitment of or the Loans made by Letters of Credit issued by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)    A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)    Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14. Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.09), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.07(d) and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such SOFR Loan had such event not occurred, at the Adjusted Term SOFR Rate that would have been applicable to such SOFR Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such SOFR Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the applicable interbank market, whether or not such SOFR Loan was in fact funded. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.15. Withholding of Taxes; Gross-Up.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document (including, without limitation, the Secured Obligations and Guaranteed Obligations of each Loan Party) shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15), the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender, timely reimburse it for, Other Taxes.

(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Lender.

(d)    Indemnification by the Loans Parties. The Loan Parties shall jointly and severally indemnify the Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by the Lender shall be conclusive absent manifest error.

(e)    Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the Lender, shall repay to the Lender the amount paid to the Lender (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the Lender be required to pay any amount to any indemnifying party pursuant to this paragraph (e), the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (e) shall not be construed to require the Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)    Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Lender or any assignment of rights by, or the replacement of, the Lender, the termination of the Revolving Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Secured Obligations).

(g)    Defined Terms. For purposes of this Section 2.15, the term “applicable law” includes FATCA.

SECTION 2.16. Payments Generally; Allocation of Proceeds.

(a)    The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.13, 2.14 or 2.15, or otherwise) prior to 2:00 p.m., New York City time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at its offices as separately provided by the Lender to the Borrower. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)    All payments and any proceeds of Collateral received by the Lender (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.09) or (ii) after an Event of Default has occurred and is continuing and the Lender so elects, such funds shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Lender from the Borrower, second, to pay interest then due and payable on the Loans ratably, third, to prepay principal on the Loans and unreimbursed LC Disbursements, to pay an amount to the Lender equal to one hundred five percent (105%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, and to pay any amounts owing in respect of Swap Agreement Obligations and Banking Services Obligations, ratably, fourth, to the payment of any other Secured Obligation due to the Lender or any other Secured Party from the Borrower or any other Loan Party. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, the Lender shall not apply any payment which it receives to any SOFR Loan of a Class, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding CBFR Loans of the same Class and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.14. The Lender shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)    At the election of the Lender, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 8.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder, whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrower maintained with the Lender. The Borrower hereby irrevocably authorizes the Lender to (i) make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans, and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 and (ii) charge any deposit account of the Borrower maintained with the Lender for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)    The Lender may from time to time provide the Borrower with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Lender is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrower’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrower pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrower shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Lender of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Lender’s right to receive payment in full at another time.

SECTION 2.17. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Lender. The provisions of this Section 2.17 shall be and remain effective notwithstanding any contrary action which may have been taken by the Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.17 shall survive the termination of this Agreement.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lender that (and where applicable, agrees):

SECTION 3.01. Organization; Powers. Each Loan Party and each Subsidiary is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of, or other requirement to create, any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a)    The Borrower has heretofore furnished to the Lender its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended January 31, 2025, reported on by Grant Thornton LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended October 31, 2025, certified by its Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)    No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since January 31, 2025.

SECTION 3.05. Properties.

(a)    As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists. Each of the Loan Parties and each Subsidiary has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)    Each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 3.05, and the use thereof by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement.

SECTION 3.06. Litigation and Environmental Matters.

(a)    There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b)    Each Loan Party and each Subsidiary has been issued all material federal, state, provincial, territorial and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws and all such Approvals are current and in full force and effect.

(c)    (i) There have been no material Releases of Hazardous Materials at, upon, under or migrating from or onto any real property owned, leased or occupied by any Loan Party or Subsidiary, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any real property owned, leased or occupied by any Loan Party or Subsidiary, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) all of the real property owned, leased or occupied by any Loan Party or Subsidiary has never been used by any Loan Party or Subsidiary to Release Hazardous Materials, except as authorized by Environmental Laws; and (iv) no Hazardous Materials are managed by any Loan Party or Subsidiary on any real property owned, leased or occupied by any Loan Party or Subsidiary, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Loan Party or Subsidiary or of its respective tenants in the ordinary course of business.

(d)    (i) No Loan Party or any Subsidiary has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) no Loan Party or any Subsidiary (A) has failed to comply in any material respect with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (B) has become subject to any material Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (i) all Requirements of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves and (b) to the extent that the failure to file such returns or to pay Taxes could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA and Canadian Pension Plans.

(a)    No ERISA Event or Canadian Pension Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events and Canadian Pension Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

(b)    The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

(c)    All Canadian Pension Plans are duly registered under the Canadian Tax Act, applicable pension standards legislation and any other applicable Laws which require registration and no event has occurred which could reasonably be expected to cause the loss of such registered status. Each Loan Party and its Subsidiaries has complied with the Canadian Tax Act and all applicable Laws regarding each Canadian Pension Plan. All obligations of the Loan Parties and their Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements relating thereto have been performed on a timely basis. No Loan Party or its Subsidiaries maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Canadian Defined Benefit Plan. No Lien has arisen, choate or inchoate, in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

SECTION 3.11. Disclosure. (a) The Loan Parties have disclosed to the Lender all agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

(b) As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to the Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12. Material Agreements. All material agreements and contracts to which any Loan Party or any Subsidiary is a party or is bound as of the date of this Agreement are listed on Schedule 3.12. No Loan Party or any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any material agreement to which it is a party or (ii) any agreement or instrument evidencing or governing Indebtedness.

SECTION 3.13. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date and immediately after the making of each Loan and each issuance of a Letter of Credit hereunder, (i) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date; and (v) no Canadian Loan Party or Canadian Subsidiary is an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada).

(b)    No Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.14. Insurance. Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. The Loan Parties maintain, and have caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self- insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.15. Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.15 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each Subsidiary, (b)    a true and complete listing of each class of each of the Borrower’s authorized Equity Interests, of which all of such issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.15, (c) the type of entity of the Borrower and each Subsidiary, and (d) whether such Subsidiary is a Loan Party, Domestic Subsidiary, Foreign Subsidiary, Material Foreign Subsidiary and/or Excluded Subsidiary. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. There are no outstanding commitments or other obligations of any Loan Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Loan Party.

SECTION 3.16. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Lender, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Lender pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Lender has not obtained or does not maintain possession of such Collateral.

SECTION 3.17. Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and their Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters. All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary.

SECTION 3.18. Margin Regulations. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be Margin Stock. Neither the making of any Loan hereunder nor the use of proceeds thereof will violate the provisions of Regulation U or X of the Federal Reserve Board.

SECTION 3.19. Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

SECTION 3.20. No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

SECTION 3.21. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Each Loan Party, its Subsidiaries and their respective officers and directors, and, to the knowledge of such Loan Party its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that could reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or Sanctions applicable to any party hereto. The representations and warranties in this Section 3.21 shall not apply to any Canadian Subsidiary, or to any director, officer, agent or employee of such Person, to the extent that they would result in a violation of or conflict with the Foreign Extraterritorial Measures (United States) Order, 1992.

SECTION 3.22. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 3.23. Plan Assets; Prohibited Transactions . None of the Loan Parties or any of their Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.24. Outbound Investment Rules. No Loan Party nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. No Loan Party nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Lender to be in violation of the Outbound Investment Rules or cause the Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lender to make Loans and to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

(a)    Credit Agreement and Loan Documents. The Lender (or its counsel) shall have received (i) from each party hereto a counterpart of this Agreement signed on behalf of such party (which, subject to 8.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) and (ii) duly executed copies of BDC Priority Agreement and the other Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including a written opinion of the Loan Parties’ counsel, addressed to the Lender, all in form and substance satisfactory to the Lender.

(b)    Financial Statements and Projections. The Lender shall have received (i) audited consolidated financial statements of the Borrower and its Subsidiaries for the 2024 and 2025 fiscal years, (ii) unaudited interim consolidated financial statements of the Borrower and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lender, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph and (iii) satisfactory Projections through 2029.

(c)    Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Lender shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary, Assistant Secretary or similar officer, which shall (A) certify the resolutions of its Board of Directors, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Borrower, its Financial Officers, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of each Loan Party from the appropriate governmental officer in such jurisdiction.

(d)    No Default Certificate. The Lender shall have received a certificate, signed by a Financial Officer of the Borrower, dated as of the Effective Date (i) stating that no Default has occurred and is continuing as of such date, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct as of such date, and (iii) certifying as to any other factual matters as may be reasonably requested by the Lender.

(e)    Fees. The Lender shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Effective Date.

(f)    Lien and IP Searches. The Lender shall have received the results of a recent lien search in the jurisdiction of organization of each Loan Party and each jurisdiction where assets of the Loan Parties are located, and the results of search reports in respect of the intellectual property of the Loan Parties, and such searches shall reveal no Liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Lender.

(g)    Pay-off and Release Letter. The Lender shall have received satisfactory pay-off and release letters for all existing Indebtedness required to be repaid and which confirms that all Liens securing such Indebtedness and all Guarantees in respect thereof will be terminated and released concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness shall have been cash collateralized or supported by a Letter of Credit.

(h)    Funding Account. The Lender shall have received a notice (which notice shall be in the form of a Borrowing Request or such other form or method as approved by the Lender) setting forth the deposit account of the Borrower (as may be updated from time to time by written notice from the Borrower to the Lender, the “Funding Account”) to which the Lender is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement and which, in the case of a Borrowing Request, shall be delivered in accordance with Section 2.03, together with a customary funding indemnification letter to the extent any such Loan will be a SOFR Loan.

(i)    Solvency. The Lender shall have received a solvency certificate signed by a Financial Officer dated the Effective Date in form and substance reasonably satisfactory to the Lender.

(j)    Borrowing Base Certificate. Not later than three (3) Business Days prior to the Effective Date (or such later date as agreed by the Lender in its sole discretion), the Lender shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of March 31, 2026.

(k)    Pledged Equity Interests; Stock Powers; Pledged Notes. The Lender shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Collateral Documents, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note and other instrument or possessory collateral (if any) pledged to the Lender pursuant to the Collateral Documents, endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof or accompanied by allonges or other acknowledgements signed in blank, as applicable.

(l)    Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statements, PPSA financing statements and federal intellectual property filings) required by the Collateral Documents or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create in favor of the Lender, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(m)    Insurance. Subject to Section 5.15, the Lender shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Lender and otherwise in compliance with the terms of Section 5.10 of this Agreement and the Collateral Documents.

(n)    Legal Due Diligence. The Lender and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Lender in its sole discretion.

(o)    USA PATRIOT Act, Etc. (i) The Lender shall have received, (x) at least five (5) days prior to the Effective Date, all documentation and other information regarding the Loan Parties requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Proceeds of Crime Act, to the extent requested in writing of the Borrower at least ten (10) days prior to the Effective Date, and (y) a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party, and (ii) the Lender shall have received, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower at least five (5) days prior to the Effective Date, to the extent requested in writing of the Borrower at least ten (10) days prior to the Effective Date.

(p)    Other Documents. The Lender shall have received such other documents as the Lender or its counsel may have reasonably requested (including, without limitation, a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable) if the issuance of a Letter of Credit will be required on the Effective Date, together with an executed copy of the Lender’s master agreement for the issuance of commercial Letters of Credit).

The Lender shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lender to make Loans and to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02) at or prior to 2:00 p.m., New York City time, on April 8, 2026 (and, in the event such conditions are not so satisfied or waived, the Revolving Commitment shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of the Lender to make a Loan on the occasion of any Borrowing, and to issue, amend, or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) only as of such specified date.

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)    After giving effect to any Borrowing or the issuance, amendment, or extension of any Letter of Credit, Availability shall not be less than zero.

Each Borrowing and each issuance, amendment, or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

Until all of the Secured Obligations shall have been Paid in Full, each Loan Party covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lender that:

SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Borrower will furnish to the Lender:

(a)    within one hundred twenty (120) days after the end of each fiscal year of the Borrower (or, if earlier, by the date that the Annual Report on Form 10-K of the Borrower for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the fiscal year ending January 31, 2026), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception, and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)    within forty-five (45) days after the end of each fiscal quarter of each fiscal year of the Borrower (or, if earlier, by the date that the Quarterly Report on Form 10-Q of the Borrower for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the fiscal quarter ending April 30, 2026), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)    concurrently with any delivery of financial statements under clause (a) or (b) above (commencing with the fiscal quarter ending April 30, 2026) (collectively or individually, as the context requires, the “Financial Statements”), a Compliance Certificate (i) certifying, in the case of the Financial Statements delivered under clause (a) or (b) above, as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 (to the extent required hereunder for such period) and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the Financial Statements accompanying such certificate;

(b)    [reserved];

(e)    as soon as available but in any event within thirty (30) days of the end of each calendar month, and at such other times as may be necessary to re-determine Availability hereunder or as may be requested by the Lender, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Lender may reasonably request;

(f)    no later than forty-five (45) days after the end of, and no earlier than thirty (30) days prior to the end of, each fiscal year of the Borrower, a copy of the budget of the Borrower for each month of the upcoming fiscal year (the “Annual Budget”) in form reasonably satisfactory to the Lender;

(g)    promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(h)    promptly following any request therefor, (x) such other information regarding the operations, changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request and (y) information and documentation reasonably requested by the Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, the Proceeds of Crime Act and the Beneficial Ownership Regulation; and

(i) promptly after any request therefor by the Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan, (ii) any notices described in Section 101(l)(1) of ERISA that the Borrower or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof, and (iii) final plan texts for all Canadian Pension Plans, copies of all actuarial reports or valuations conducted for all Canadian Pension Plans, and each annual information return filed in respect of each Canadian Pension Plan.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (g) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether made available by the Lender); provided that: (A) upon written request by the Lender to the Borrower, the Borrower shall deliver paper copies of such documents to the Lender until a written request to cease delivering paper copies is given by the Lender and (B) the Borrower shall notify the Lender (by facsimile or through Electronic System) of the posting of any such documents and provide to the Lender through Electronic System electronic versions (i.e., soft copies) of such documents. The Lender shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a)    the occurrence of any Default or Event of Default;

(b)    receipt of any notice of any investigation by a Governmental Authority or any Proceeding commenced or threatened against any Loan Party or any Subsidiary that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or any Subsidiary, (v) alleges the violation of, or seeks to impose remedies under any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, (vi) asserts liability on the part of any Loan Party or any Subsidiary in excess of $500,000 in respect of any tax, fee, assessment, or other governmental charge, (vii) involves any product recall or (viii) could otherwise, individually or in the aggregate, result in a Material Adverse Effect if adversely determined;

(c)    any material change in accounting or financial reporting practices by the Borrower or any Subsidiary

(d)    the occurrence of any ERISA Event or Canadian Pension Event that, alone or together with any other ERISA Events or Canadian Pension Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $500,000;

(e)    within two (2) Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment to a Swap Agreement, together with copies of all agreements evidencing such Swap Agreement or amendment;

(f)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(g)    any change in the information provided in the Beneficial Ownership Certification delivered to the Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of Perma-Pipe International Holdings, Inc. Credit Agreement dated April 8, 2026” and (iii) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, in each case, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, that each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, (b) permit any representatives designated by the Lender (including employees of the Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Lender), upon reasonable prior notice, to (i) visit and inspect its properties and conduct at the Loan Party’s premises field examinations of the Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, environmental assessment reports and Phase I or Phase II studies, and (ii) discuss its affairs, finances and condition with its officers and independent accountants (and hereby authorizes the Lender to contact its independent accountants directly), and (c) provide contact information for each bank where each Loan Party has a depository and/or securities account and each such Loan Party hereby authorizes the Lender to contact such bank(s) in order to request bank statements and/or balances, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Lender, after exercising its rights of inspection, may prepare and distribute certain Reports pertaining to the Loan Parties’ assets for internal use by the Lender.

SECTION 5.07. Compliance with Laws and Material Contractual Obligations.

(a)    Each Loan Party will, and will cause each Subsidiary to, (i) comply with each Requirement of Law applicable to it or its property (including, without limitation, Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. Without limiting the foregoing, the provisions of this Section 5.07(a) shall not be interpreted to contravene, or require any notification to the Attorney General of Canada under, the Foreign Extraterritorial Measures Act (Canada) or the Foreign Extraterritorial Measures (United States) Order, 1992 issued thereunder, by any Canadian Subsidiary.

(b)    Each Loan Party will, and will cause each Subsidiary to, (i) establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws and (ii) respond promptly to any Hazardous Discharge or Environmental Complaint and to avoid subjecting the Collateral or any real property to any Lien. If any Loan Party or Subsidiary shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Loan Party or Subsidiary shall fail to comply with any of the requirements of any Environmental Laws, the Lender may, but without the obligation to do so, for the sole purpose of protecting the Lender’s interest in the Collateral: (A) give such notices; or (B) enter onto the applicable real property (or authorize third parties to enter onto such real property) and take such actions as the Lender (or such third parties as directed by the Lender) deems reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint.

SECTION 5.08. Use of Proceeds.

(a)    The proceeds of the Loans and the Letters of Credit will be used to (i) refinance certain existing Indebtedness of the Borrower and its Subsidiaries on the Effective Date and (ii) finance the working capital needs and general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, Permitted Acquisitions). No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

(b)    The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09. Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents, furnished to the Lender in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to the Annual Budget, the Loan Parties will cause the Annual Budget to be prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 5.10. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (a) insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation, loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations, (b) all insurance required pursuant to the Collateral Documents and (c) comply with the applicable Flood Insurance Requirements. The Borrower will furnish to the Lender upon request, but no less frequently than annually, information in reasonable detail as to the insurance so maintained.

SECTION 5.11. Appraisals. Not later than one hundred and twenty (120) days after the Effective Date (or such later date as agreed by the Lender (in its sole discretion)) and at any other time that the Lender requests, each Loan Party will, and will cause each Subsidiary to, provide the Lender with appraisals or updates thereof of their Inventory from an appraiser selected and engaged by the Lender, and prepared on a basis satisfactory to the Lender, such appraisals and updates to include, without limitation, information required by any applicable Requirement of Law; provided, however, that each such appraisal shall be at the sole expense of the Loan Parties.

SECTION 5.12. Casualty and Condemnation. The Borrower (a) will furnish to the Lender prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.13. Depository Banks. Not later than ninety (90) days after the Effective Date (or such later date as agreed by the Lender (in its sole discretion)), the Borrower and each Subsidiary will establish and maintain the Lender as its principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business. Additionally, the Lender shall be the principal provider of other bank products to the Borrower and its Subsidiaries.

SECTION 5.14. Additional Collateral; Further Assurances.

(a)    As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Lender) after any Person becomes a Subsidiary (other than an Excluded Subsidiary) or any Subsidiary ceases to be an Excluded Subsidiary, the Borrower shall (i) provide the Lender with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and (ii) cause each such Subsidiary to execute and deliver to the Lender a Joinder Agreement and a joinder to the U.S. Security Agreement or any other applicable Collateral Documents (in the applicable form(s) contemplated thereby) as requested by the Lender pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, which shall be accompanied by appropriate organizational resolutions, other organizational documentation and legal opinions in form and substance reasonably satisfactory to the Lender and its counsel. In connection therewith, the Lender shall have received all documentation and other information regarding such newly formed or acquired Subsidiaries as may be required to comply with the applicable “know your customer” rules and regulations, including the USA PATRIOT Act and the Proceeds of Crime Act. Each such Person delivering a Joinder Agreement (x) shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (y) will grant Liens to the Lender, for the benefit of the Lender, in any property of such Loan Party which constitutes Collateral.

(b)    Each Loan Party will cause, and will cause each other Loan Party to cause, all of its owned property (whether real, personal, tangible, intangible, or mixed, but excluding Excluded Property) to be subject at all times to first priority, perfected Liens in favor of the Lender to secure the Secured Obligations in accordance with the terms and conditions of the applicable Collateral Documents, subject in any case to Liens permitted by Section 6.02 to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Lender pursuant to any applicable law. Without limiting the generality of the foregoing, each Loan Party will cause 100% of the issued and outstanding Equity Interests of each of its direct Subsidiaries (other than Excluded Property) to be subject at all times to a first priority, perfected Lien in favor of the Lender to secure the Secured Obligations in accordance with the terms and conditions of the applicable Collateral Documents or other pledge or security documents as the Lender shall reasonably request.

(c)    Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the applicable Collateral Documents, all in form and substance reasonably satisfactory to the Lender and all at the expense of the Loan Parties.

(d)    If any material assets (including any real property or improvements thereto or any interest therein but excluding Excluded Property) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral that become subject to the Lien under the applicable Collateral Documents upon acquisition thereof), the Borrower will (i) notify the Lender and, if requested by the Lender, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Lender to grant and perfect such Liens, including actions described in paragraphs (b) and (c) of this Section, all at the expense of the Loan Parties.

(e)    Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Lender may (but shall not be obligated to) determine in its sole and reasonable discretion that (A) the cost to the Loan Parties of granting and/or perfecting any Lien is disproportionate to the benefit to be realized by the Lender by perfecting a Lien in a given asset or group of assets included in the Collateral or (B) a Foreign Subsidiary (other than a Canadian Subsidiary) shall not be required to become a Loan Party and/or provide Collateral and/or have its Equity Interests pledged as Collateral, in each case, if, in the reasonable credit judgment of the Lender, doing so would result in a violation of applicable law or such Subsidiary would not otherwise provide customary credit support to the Secured Obligations substantially similar to that provided by Loan Parties organized under the laws of the United States of America or Canada, which determination may be based upon (I) the amount and enforceability of, and any limitations applicable to, the Guarantee that would be provided by the relevant Person, (II) the value (including after giving consideration to the extent of perfection and/or priority of Liens on such Collateral) and enforceability of, and any limitations applicable to, any security interest that may be granted with respect to any Collateral of the relevant Person and (III) any political risk, applicable law or duties (fiduciary, trustee or otherwise) associated with the relevant jurisdiction, and, in each such case, the Lender shall be permitted to waive any requirement related thereto that is required under the Loan Documents.

SECTION 5.15. Post-Closing Requirements. Not later than the dates set forth in Schedule 5.15 (or such later dates as the Lender shall agree in its sole discretion) or as otherwise required thereunder, the Loan Parties shall take the actions set forth on Schedule 5.15.

ARTICLE VI

Negative Covenants

Until all of the Secured Obligations shall have been Paid in Full, each Loan Party covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lender that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)    the Secured Obligations;

(b)    Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any Refinance Indebtedness in respect hereof;

(c)    Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any other Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Lender;

(d)    Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by the Borrower or any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)    Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed $1,000,000 at any time outstanding;

(f)    Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e), (i) and (j) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) the maturity date of such Refinance Indebtedness does not occur prior to the maturity date for such Original Indebtedness, and such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to the Obligations or any of the other Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to such Original Indebtedness;

(g)    Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h)    Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i)    Subordinated Indebtedness in an aggregate principal amount, together with any Refinance Indebtedness in respect thereof permitted by clause (f) above, not exceeding $1,000,000 at any time outstanding;

(j)    Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition permitted hereunder; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (ii) the aggregate principal amount of Indebtedness permitted by this clause (j) together with any Refinance Indebtedness in respect thereof permitted by clause (f) above, shall not exceed $1,000,000 at any time outstanding and (iii) such Indebtedness shall be subordinated to the Secured Obligations on terms and conditions reasonably satisfactory to the Lender;

(k)    other unsecured Indebtedness in an aggregate principal amount not exceeding $750,000 at any time outstanding;

(l)    any customary holdback in connection with Acquisitions permitted under this Agreement;

(m)    any unsecured obligations of any Loan Party or any Subsidiary thereof in respect of customary short-term customer advances received and held in the ordinary course of business;

(n)    unsecured performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof), in each case, entered into or issued in the ordinary course of business to customers of any Loan Party or Subsidiary;

(o)    the endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and

(p)    to the extent constituting Indebtedness, Permitted Intercompany Activities.

SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a)    Liens created pursuant to any Loan Document;

(b)    Permitted Encumbrances;

(c)    any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)    Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Subsidiary; provided that individual financings under Section 6.01(e) provided by one Person (or an Affiliate thereof) may be cross-collateralized to other financings provided by such Person and its Affiliates that are permitted by Section 6.01(e);

(e)    any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes a Loan Party after the date hereof prior to the time such Person becomes a Loan Party; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Loan Party or Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(f)    Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon;

(g)    Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(h)    Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(i)    operating leases or subleases granted by the Loan Parties or the Subsidiaries to any other Person in the ordinary course of business;

(j)    Liens in favor of customs and revenue authorities imposed by applicable law to secure the payment of customs duties in connection with the importation of goods, in each case, arising in the ordinary course of business which are not overdue for a period of more than 30 days;

(k)    Liens arising in the ordinary course of business from precautionary UCC or PPSA financing statements or similar filings not securing Indebtedness; and

(l)    Liens securing Indebtedness and other obligations in an aggregate amount not exceeding $1,000,000 at any time outstanding.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s (i) Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrances and clause (a) above and (ii) Inventory, other than those permitted under clauses (a) and (b) of the definition of Permitted Encumbrances and clause (a) above.

SECTION 6.03. Fundamental Changes.

(a)    No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Loan Party (other than the Borrower) may merge or amalgamate into any other Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender (as reasonably determined by the Lender); provided that any such merger, amalgamation or consolidation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger, amalgamation or consolidation shall not be permitted unless also permitted by Section 6.04.

(b)    No Loan Party will, nor will it permit any Subsidiary to, consummate a Division as the Dividing Person, without the prior written consent of the Lender. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Lender as required above), each Division Successor shall be required to comply with the obligations set forth in Section 5.14 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

(c)    No Loan Party will, nor will it permit any Subsidiary to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

(d)    No Loan Party will, nor will it permit any Subsidiary to, change its fiscal year or any fiscal quarter from the basis in effect on the Effective Date.

(e)    No Loan Party will change the accounting basis upon which its financial statements are prepared.

(f)    No Loan Party will change the tax filing elections it has made under the Code.

(g)    Notwithstanding anything in this Agreement to the contrary, except as is reasonably necessary for the purpose of winding down their respective businesses, the Borrower shall not permit MM Niles Corporation, a Delaware corporation or Midwesco Filter Resources, Inc., a Delaware corporation, in each case, to (i) incur, directly or indirectly, any Indebtedness in excess of $250,000 in the aggregate during any fiscal year of the Borrower or any other material contractual obligation or liability whatsoever or (ii) engage in any active business or activity or own any assets other than holding, directly or indirectly, the Equity Interests of any of their Subsidiaries in existence as of the Effective Date and assets owned as of the Effective Date and proceeds thereof.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger, amalgamation or consolidation with any Person that was not a Loan Party and a wholly-owned Subsidiary prior to such merger, amalgamation or consolidation) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit (whether through purchase of assets, merger, amalgamation or otherwise), except:

(a)    Permitted Investments;

(b)    investments in existence on the date hereof and described in Schedule 6.04;

(c)    investments made by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries; provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the applicable Collateral Documents to the extent required by Section 5.14 and (ii) the aggregate outstanding amount of investments by Loan Parties in Subsidiaries that are not Loan Parties (when taken together with (I) the aggregate outstanding amount of all intercompany loans permitted under clause (ii) of the proviso to Section 6.04(d) and (II) the aggregate outstanding amount of all Indebtedness subject to Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $1,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d)    unsecured loans or advances made by any Loan Party to any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary; provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the applicable Collateral Documents, (ii) the outstanding amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (when taken together with (I) the aggregate outstanding investments permitted under clause (ii) of the proviso to Section 6.04(c) and (II) the aggregate outstanding amount of all Indebtedness subject to Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $1,000,000 at any time outstanding (in each case determined without regard to any write-downs or write- offs) and (iii) such loans or advances shall be subordinated to the Secured Obligations on terms and conditions reasonably satisfactory to the Lender;

(e)    Guarantees constituting Indebtedness permitted by Section 6.01; provided that the aggregate outstanding principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (when taken together with (I) the aggregate outstanding investments permitted under clause (ii) of the proviso to Section 6.04(c) and (II) the aggregate outstanding intercompany loans permitted under clause (ii) of the proviso to Section 6.04(d)) shall not exceed $1,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f)    loans or advances made by a Loan Party to its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $100,000 in the aggregate at any one time outstanding;

(g)    notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h)    investments in the form of Swap Agreements permitted by Section 6.07;

(i)    investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates, amalgamates or merges with the Borrower or any Subsidiary (including in connection with a Permitted Acquisition), so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger or amalgamation;

(j)    investments received in connection with the Disposition of assets permitted by Section 6.05;

(k)   investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(l)    Permitted Acquisitions;

(m)    the endorsement of checks in the ordinary course of business;

(n)    unsecured performance guarantees issued in the ordinary course of business by any Loan Party or Subsidiary to customers of any Loan Party or Subsidiary;

(o)    extensions of credit in the nature of receivables arising from the grant of customary short-term trade credit in the ordinary course of business to customers of any Loan Party or Subsidiary;

(p)    investments received in satisfaction or partial satisfaction thereof from financially troubled customers or any Loan Party or Subsidiary to the extent reasonably necessary in order to prevent or limit loss;

(q)    Permitted Intercompany Activities;

(r)    investments in any partnership, joint venture or similar arrangement in an aggregate amount not to exceed $500,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs); and

(s)    so long as at the time of making such investment, loan, advance or Guarantee no Event of Default then exists or would result therefrom, other investments, loans, advances and Guarantees in an aggregate amount not to exceed $1,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs); provided that in no event may any Loan Party make any investment, loan, advance or Guarantee in, to or for the benefit of any Subsidiary that is not a Loan Party in reliance on this clause (s).

SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, Dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a)    Dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus Equipment or property in the ordinary course of business;

(b)    Dispositions of assets to the Borrower or any Subsidiary, provided that (i) any such Dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09; and (ii) the aggregate fair market value of all assets Disposed by Loan Parties to Subsidiaries that are not Loan Parties during the term of this Agreement shall not exceed $1,000,000;

(c)    Dispositions of Accounts (excluding Dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof;

(d)    Dispositions of cash, Permitted Investments and other investments permitted by clauses (i) and (k) of Section 6.04;

(e)    Sale and Leaseback Transactions permitted by Section 6.06;

(f)    Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(g)    transactions permitted by Section 6.03(a);

(h)    Permitted Intercompany Activities; and

(i)    so long as at the time of making such Disposition and immediately after giving effect (including giving effect on a pro forma basis) thereto no Default or Event of Default then exists or would result therefrom, other Dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets Disposed of in reliance upon this paragraph (i) shall not exceed $1,000,000 during any fiscal year of the Borrower;

provided that all Dispositions permitted under this Section 6.05 (other than those permitted by paragraphs (b), (d), (f), (g) and (h) above) shall be made for fair value and for at least 75% cash consideration.

Notwithstanding the foregoing, no Loan Party or any Subsidiary shall consummate any transaction that results in the Disposition (whether by way of any Restricted Payment, investment, Lien, sale, conveyance, transfer or other Disposition, and whether in a single transaction or a series of transactions, and whether directly or indirectly) of intellectual property or other assets that are material to the business of the Borrower and its Subsidiaries to any Subsidiary or Affiliate of the Borrower that is not a Loan Party; provided that the Borrower and its Subsidiaries may grant non-exclusive licenses of any intellectual property to any Subsidiary that is not a Loan Party in the ordinary course of business so long as the Borrower or such granting Subsidiary retains the beneficial ownership and the same rights to use such intellectual property as held prior to such license.

SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a)         No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i)    the Borrower may declare and pay dividends with respect to its Qualified Stock payable solely in additional shares of its Qualified Stock, and, with respect to its Disqualified Stock, payable solely in additional shares of such Disqualified Stock (to the extent permitted under Section 6.01) or in shares of its Qualified Stock;

(ii)    (A) Subsidiaries may declare and pay dividends to Loan Parties and (B) wholly-owned Subsidiaries may declare and pay dividends ratably with respect to their Qualified Stock;

(iii)    so long as at the time of making such Restricted Payment and immediately after giving effect (including giving effect on a pro forma basis) thereto no Default or Event of Default then exists or would result therefrom, the Borrower may make Restricted Payments, not exceeding $1,000,000 during any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries; and

(iv)    other Restricted Payments so long as at the time of making each such Restricted Payment and immediately after giving effect (including giving effect on a pro forma basis) thereto (A) no Default or Event of Default then exists or would result therefrom, (B) the Fixed Charge Coverage Ratio is not less than 1.25 to 1.00 and (C) the Leverage Ratio does not exceed 2.00 to 1.00.

(b)         No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness (any of the foregoing, a “Restricted Debt Payment”), except:

(i)    payment of Indebtedness created under the Loan Documents;

(ii)   payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof (so long as such subordination provisions are reasonably acceptable to the Lender at the time of incurrence or assumption of such Subordinated Indebtedness);

(iii)    refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv)   payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05; and

(v)    other Restricted Debt Payments so long as at the time of making each such Restricted Debt Payment and immediately after giving effect (including giving effect on a pro forma basis) thereto (A) no Default or Event of Default then exists or would result therefrom, (B) the Fixed Charge Coverage Ratio is not less than 1.25 to 1.00 and (C) the Leverage Ratio does not exceed 2.00 to 1.00.

SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s- length basis from unrelated third parties, (b) transactions between or among the Loan Parties not involving any other Affiliate, (c) any investment permitted by Sections 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04(f), (g) the payment of reasonable fees to directors of the Borrower or any Subsidiary who are not employees of the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, and (i) Permitted Intercompany Activities.

SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of such Loan Party or any Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any applicable law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets or a Subsidiary pending such sale, provided such restrictions and conditions apply only to such assets or the Subsidiary that is to be sold and such sale is permitted hereunder, (iv)    clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof. In addition to the foregoing, no Loan Party shall, nor shall it permit any Subsidiary to, sell, transfer, assign, mortgage, pledge, lease, grant a security interest in or otherwise encumber (other than Permitted Encumbrances and Liens permitted pursuant to Section 6.02(a) or 6.02(e)) any real property owned by any Loan Party or Subsidiary to an unaffiliated third party without the prior written consent of the Lender.

SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend or modify, or waive any of its rights under, (a) any agreement relating to any Subordinated Indebtedness, or (b) its charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents, in each case, to the extent any such amendment, modification or waiver would be adverse to the Lender (as reasonably determined by the Lender).

SECTION 6.12. Financial Covenants.

(a)         Leverage Ratio. The Borrower will not permit the Leverage Ratio, determined as of the last day of each fiscal quarter of the Borrower set forth below, as applicable, to be greater than the ratio set forth opposite such quarter, as applicable:

Fiscal Quarter Ending	Maximum Leverage Ratio
April 30, 2026	4.00 to 1.00
July 31, 2026	4.00 to 1.00
October 31, 2026 and each fiscal quarter of the Borrower ending thereafter	3.50 to 1.00

(b)         Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter ending on or after April 30, 2026, to be less than 1.25 to 1.00.

SECTION 6.13. Outbound Investment Rules. No Loan Party will, nor will it permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Lender to be in violation of the Outbound Investment Rules or cause the Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

SECTION 6.14. Canadian Defined Benefit Plans. No Loan Party or its Subsidiaries shall maintain, administer, contribute to or have any liability in respect of any Canadian Defined Benefit Plan or acquire an interest in a Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian Defined Benefit Plan.

ARTICLE VII

Events of Default

If any of the following events (each, an “Event of Default”) shall occur:

(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made;

(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08, 5.14 or 5.15 or in Article VI or in Article IX;

(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of (i) five (5) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 (other than with respect to a Loan Party’s existence) through 5.07, 5.10, 5.11 or 5.13 of this Agreement or (ii) fifteen (15) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Lender if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document;

(f)    any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, receiver and manager, trustee, monitor, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    any Loan Party or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, trustee, monitor, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)    any Loan Party or any Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally, to pay its debts as they become due;

(k)   one or more judgments for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary to enforce any such judgment or any Loan Party or any Subsidiary shall fail within thirty (30) days to discharge one or more non- monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l)    an ERISA Event or Canadian Pension Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events and Canadian Pension Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)   a Change in Control shall occur;

(n)    the occurrence of any “default”, as defined in any Loan Document (other than this Agreement), or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(o)    the Loan Guaranty shall fail to remain in full force or effect (other than pursuant to the terms hereof or thereof) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 9.08;

(p)    except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien;

(q)    any Collateral Document shall fail to remain in full force or effect (other than pursuant to the terms hereof or thereof) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(r)    any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(s)    any event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

Then, and in every such event (other than an Event of Default described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitment, whereupon the Revolving Commitment shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payment) and other Secured Obligations accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties, (iii) require cash collateral for the LC Exposure in accordance with Section 2.04(h) hereof and (iv) exercise all other rights and remedies of the Secured Parties under the Loan Documents and applicable law; and in the case of any Event of Default described in clause (h) or (i) of this Article, the Revolving Commitment shall automatically terminate and the principal of the Loans then outstanding, and cash collateral for the LC Exposure, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other Secured Obligations accrued hereunder and under any other Loan Documents, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

In addition to any other rights and remedies granted to the Lender in the Loan Documents, the Lender may exercise all rights and remedies of a secured party under the UCC, the PPSA or any other applicable law. Without limiting the generality of the foregoing, the Lender, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by the Borrower on behalf of itself and its Subsidiaries), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Lender deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released by the Borrower on behalf of itself and its Subsidiaries. The Borrower further agrees on behalf of itself and its Subsidiaries, at the Lender’s request, to assemble the Collateral and make it available to the Lender at places which the Lender shall reasonably select, whether at the premises of the Borrower, another Loan Party or elsewhere. The Lender shall apply the net proceeds of any action taken by it pursuant to this Section 7.02, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Lender hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Lender may elect, and only after such application and after the payment by the Lender of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Lender account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, the Borrower on behalf of itself and its Subsidiaries waives all Liabilities it may acquire against the Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) days before such sale or other disposition.

ARTICLE VIII

Miscellaneous

SECTION 8.01. Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by fax or Electronic Systems or the Approved Borrower Portal (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or Electronic Systems, as follows:

(i)  if to any Loan Party, to it in care of the Borrower at:

Perma-Pipe International Holdings, Inc.

2445 Technology Forest Blvd., Suite 1010

The Woodlands, Texas 77381

Attention: Matthew Lewicki, Chief Financial Officer

(ii)  if from any Loan Party to the Lender, to the address separately provided to the Borrower by the Lender from time to time.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through Electronic Systems or Approved Borrower Portals, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b)    Notices and other communications to the Lender or any Loan Party hereunder may be delivered or furnished by using Electronic Systems or Approved Borrower Portals, as applicable, pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II or to Compliance Certificates and no Default certificates delivered pursuant to Sections 5.01(c) and 5.01(d) unless otherwise stated or agreed by the Lender. Each of the Lender and the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by using Electronic Systems or Approved Borrower Portals, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if given outside of normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c)    Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 8.02. Waivers; Amendments.

(a)    No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effec-tive only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b)    Subject to Section 2.12(c), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Loan Party or Loan Parties that are parties thereto.

SECTION 8.03. Expenses; Limitation of Liability; Indemnity; Etc.

(a)    Expenses. The Loan Parties, jointly and severally, shall pay all (i) reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable out-of-pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender (whether outside counsel or the allocated costs of its internal legal department), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(A) appraisals and insurance reviews;

(B)    field examinations and the preparation of Reports based on the fees charged by a third party retained by the Lender or the internally allocated fees for each Person employed by the Lender with respect to each field examination;

(C)    background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Lender;

(D) Taxes, fees and other charges for (i) lien and title searches and title insurance and (ii) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Lender’s Liens;

(E)    sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(F)    forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrower as Revolving Loans or to another deposit account, all as described in Section 2.16(c).

(b)    Limitation of Liability. To the extent permitted by applicable law (i) neither the Borrower nor any other Loan Party shall assert, and the Borrower and each Loan Party hereby waives, any claim against the Lender and any Related Party of the Lender (each such Person being called a “Lender- Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet or an Approved Borrower Portal) except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to result from the willful misconduct or gross negligence of such Lender-Related Person, and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 8.03(b) shall relieve the Borrower or any other Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 8.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(c)    Indemnity. The Loan Parties, jointly and severally, shall indemnify the Lender, and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or Subsidiary, (iv) the failure of a Loan Party to deliver to the Lender the required receipts or other required documentary evidence with respect to a payment made by such Loan Party for Taxes pursuant to Section 2.15, or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. This Section 8.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)   Payments. All amounts due under this Section 8.03 shall be payable promptly after written demand therefor.

SECTION 8.04. Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Lender that issues any Letter of Credit), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    The Lender may assign all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) to one or more assignees whether or not related to the Lender.

(c)    The Lender may, without the consent of, or notice to, the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or Letters of Credit and/or the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged; (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 8.03 (subject to the requirements and limitations therein) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were the Lender. If the Lender shall sell a participation, it shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Commitment, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Revolving Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)    The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

SECTION 8.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full of the Secured Obligations. The provisions of Sections 2.13, 2.14, 2.15 and Section 8.03 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitment or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 8.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)    Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 8.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Lender to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Lender has agreed to accept any Electronic Signature, the Lender shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Lender, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Lender may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

(c)  THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

SECTION 8.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or any Affiliate to or for the credit or the account of any Loan Party against any and all of the Secured Obligations now or hereafter existing and owing to the Lender or its Affiliates, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch office or Affiliate of the Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a)    The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the law of the State of New York.

(b)       The Lender irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Lender or any of its Related Parties relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Lender or any of its Related Parties may only) be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall (i) affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including UCC Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.

(d)    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Each Foreign Subsidiary that is a party hereto irrevocably designates and appoints the Borrower, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 8.09(c) in any federal or New York State court sitting in New York City. The Borrower hereby represents, warrants and confirms that the Borrower has agreed to accept such appointment. Said designation and appointment shall be irrevocable by each such Foreign Subsidiary until Payment in Full of the Secured Obligations. Each Foreign Subsidiary party thereto hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 8.09(c) in any federal or New York State court sitting in New York City by service of process upon the Borrower as provided in this Section 8.09(e); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Borrower and (if applicable to) such Foreign Subsidiary at its address set forth herein or in the Joinder Agreement pursuant to which such Foreign Subsidiary became a party hereto, as applicable, or to any other address of which such Foreign Subsidiary shall have given written notice to the Lender (with a copy thereof to the Borrower). Each Foreign Subsidiary party hereto irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Foreign Subsidiary in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Foreign Subsidiary. To the extent any Foreign Subsidiary party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), each Foreign Subsidiary hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 8.12. Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates’ and to its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any insurance, swap or derivative transaction relating to the Loan Parties and their obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower, (i) to any Person providing a Guarantee of all or any portion of the Secured Obligations, (j) to holders of any Equity Interests in any Loan Party or (k) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 8.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 8.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

SECTION 8.13. Nonreliance; Violation of Law. The Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Federal Reserve Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 8.14. USA PATRIOT Act. The Lender is subject to the requirements of the USA PATRIOT Act and the Proceeds of Crime Act and hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and the Proceeds of Crime Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow the Lender to identify such Loan Party in accordance with the USA PATRIOT Act and the Proceeds of Crime Act.

SECTION 8.15. Disclosure. Each Loan Party hereby acknowledges and agrees that the Lender and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.

SECTION 8.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by the Lender.

SECTION 8.17. No Fiduciary Duty, etc. (a) Each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Lender will not have any obligations except those obligations expressly set forth herein and in the other Loan Documents and the Lender is acting solely in the capacity of an arm’s length contractual counterparty to the Loan Parties with respect to the Loan Documents and the transactions contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Loan Party or any other person. Each Loan Party agrees that it will not assert any claim against the Lender based on an alleged breach of fiduciary duty by the Lender in connection with this Agreement and the transactions contemplated by the Loan Documents. Additionally, each Loan Party acknowledges and agrees that the Lender is not advising the Loan Parties as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Loan Party shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Lender shall have no responsibility or liability to any Loan Party with respect thereto.

(b)      Each Loan Party further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Lender, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Lender may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Loan Party or its Affiliates and other companies with which any Loan Party may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Lender or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c)    In addition, each Loan Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that the Lender and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Loan Party or its Subsidiaries may have conflicting interests regarding the transactions described herein and otherwise. The Lender will not use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower or its Subsidiaries in connection with the performance by the Lender of services for other companies, and the Lender will not furnish any such information to other companies. Each Loan Party also acknowledges that the Lender has no obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Loan Party, confidential information obtained from other companies.

SECTION 8.18. Marketing Consent. The Borrower hereby authorizes the Lender, at Lender's sole expense, and without any prior approval by or compensation to the Borrower, to include the Borrower's name and logo in advertising, marketing, tombstones, case studies and training materials, posted on the Internet (including social media), on the Lender's Intranet, in pitchbooks and materials sent to prospective and existing customers, in newspapers or journals and to give such other publicity to this agreement and any related products and services, as Lender may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless the Borrower notifies the Lender in writing that such authorization is revoked.

SECTION 8.19. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)      the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)  the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 8.20. Acknowledgement Regarding Any Supported QFCs To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd- Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support(and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 8.21.   Borrower Communications

(a)    The Lender agrees that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Lender through an electronic platform chosen by the Lender to be its electronic transmission system (the “Approved Borrower Portal”).

(b)    Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Lender from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lender and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Lender is not responsible for approving or vetting the administrators, representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lender and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c)    THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE LENDER AND ITS RELATED PARTIES (COLLECTIVELY, THE “APPLICABLE PARTIES”) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d)    Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.22. Judgment Currency If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Lender could purchase in the foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Lender receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Lender may, in accordance with normal banking procedures, purchase, in the foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Lender against such loss. The term “rate of exchange” in this Section 8.22 means the spot rate at which the Lender, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

ARTICLE IX

Loan Guaranty

SECTION 9.01. Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely and unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Guaranteed Obligations; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of the Lender that extended any portion of the Guaranteed Obligations.

SECTION 9.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Lender to sue the Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 9.03. No Discharge or Diminishment of Loan Guaranty.

(a)    Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Secured Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b)    The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)    Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the Payment in Full of the Secured Obligations).

SECTION 9.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Loan Guarantor or any other Obligated Party, other than the Payment in Full of the Secured Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Lender may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Secured Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty, except to the extent the Secured Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 9.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Lender.

SECTION 9.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Lender is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 9.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that the Lender shall not have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 9.08. Release of Loan Guarantors .

(a)    A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Lender shall have consented to such transaction and the terms of such consent shall not have provided otherwise.

(b)    Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Loan Guaranty if such Subsidiary Guarantor constitutes an Excluded Subsidiary so long as no Event of Default then exists or would result therefrom.

(c)    Notwithstanding the foregoing, no release of a Subsidiary Guarantor in accordance with Section 10.08(b) shall occur if (i) the primary purpose of such Subsidiary being designated as an Excluded Subsidiary is (A) to evade the collateral or guarantee requirements under the Loan Documents for such Subsidiary with no other justifiable business purpose, or (B) to raise (or to facilitate the raising of) capital for (or any parent of) the Borrower or any of its Subsidiaries, (ii) such Subsidiary Guarantees or otherwise provides security or other credit support for any Material Indebtedness or Subordinated Indebtedness of the Borrower or any of its Subsidiaries, (iii) such Subsidiary owns or exclusively licenses (or owns or controls the Equity Interests of any Person that owns or exclusively licenses) any intellectual property or other assets that are material to the business of the Borrower and its Subsidiaries or (iv) any Event of Default then exists or would result therefrom.

(d)    Upon Payment in Full of all Secured Obligations, the Loan Guaranty and all obligations (other than those expressly stated to survive such termination) of each Loan Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(e)    In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.09. Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Lender receives the amount it would have received had no such withholding been made.

SECTION 9.10. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code, any other debtor relief laws of any applicable jurisdiction or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 9.11. Contribution.

(a)    To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment, the Payment in Full of the Secured Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)    As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)    This Section 9.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 9.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d)    The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)    The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 9.11 shall be exercisable upon the Payment in Full of the Secured Obligations and the termination of this Agreement.

SECTION 9.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article IX is in addition to and shall be cumulative with all liabilities of each Loan Party to the Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 9.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 9.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 9.13 constitute, and this Section 9.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly and delivered executed by their respective authorized officers as of the day and year first above written.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC.,
as the Borrower

By: /s/ Matthew Lewicki
Name: Matthew Lewicki
Title: Chief Financial Officer

PERMA-PIPE, INC.,
as a Subsidiary Guarantor

By: /s/ Matthew Lewicki
Name: Matthew Lewicki
Title: Chief Financial Officer

PERMA-PIPE INTERNATIONAL COMPANY LLC,
as a Subsidiary Guarantor

By: /s/ Matthew Lewicki
Name: Matthew Lewicki
Title: Authorized Signatory

PERMA-PIPE CANADA, INC.,
as a Subsidiary Guarantor

By: /s/ Matthew Lewicki
Name: Matthew Lewicki
Title: Chief Financial Officer

PERMA-PIPE CANADA LTD.,
as a Subsidiary Guarantor

By: /s/ Matthew Lewicki
Name: Matthew Lewicki
Title: Treasurer

[Signature Page to Perma-Pipe International Holdings, Inc. Credit Agreement]

JPMORGAN CHASE BANK, N.A.
as Lender

By: /s/ Ernesto M. Reyes
Name: Ernesto M. Reyes
Title: Authorized Officer

[Signature Page to Perma-Pipe International Holdings, Inc. Credit Agreement]